Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PLEX SYSTEMS HOLDINGS, INC., A DELAWARE CORPORATION,

ROCKWELL AUTOMATION, INC., A DELAWARE CORPORATION,

ROCKWELL AUTOMATION US HOLDINGS, INC., A DELAWARE CORPORATION,

and

FRANCISCO PARTNERS MANAGEMENT LLC, solely in

its capacity as the Representative

June 24, 2021

i

Table of Contents

(Continued)

Table of Contents

(Continued)

INDEX OF EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Letter of Transmittal
Exhibit C	Form of Certificate of Incorporation
Exhibit D	Form of Bylaws
Exhibit E	Reference Statement
Exhibit F	Form of Escrow Agreement
Exhibit G	Surviving Company Directors and Officers

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 24. 2021, is made by and among Plex Systems Holdings, Inc., a Delaware corporation, Inc. (the “Company”), Rockwell Automation, Inc., a Delaware corporation (the “Parent”), Rockwell Automation US Holdings, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (the “Merger Sub”), and Francisco Partners Management LLC, solely in its capacity as the representative for the Company’s securityholders (the “Representative”). The Parent, the Merger Sub and the Company, and, solely in its capacity as and solely to the extent applicable, the Representative, shall be referred to herein from time to time as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below.

WHEREAS, the Parent desires to acquire one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company in a reverse triangular subsidiary merger on the terms and subject to the conditions set forth herein;

WHEREAS, the boards of directors of the Company, the Parent and the Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein;

WHEREAS, the boards of directors of each of the Company and the Merger Sub have determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, as an inducement to Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company concurrently with the execution of this Agreement have entered into Support Agreements (each, a “Support Agreement”), with Parent and Merger Sub.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger.

(a) Subject to the terms and conditions hereof, at the Effective Time, the Merger Sub shall merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate existence of the Merger Sub shall cease, and the Company shall be the surviving company and a wholly-owned Subsidiary of the Parent (the “Surviving Company”).

(b) At the Closing, the Company and the Merger Sub shall cause a certificate of merger substantially in the form of Exhibit A hereto (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as the Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

(c) From and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limitation, from and after the Effective Time, the Surviving Company shall succeed to all the assets, rights, privileges, immunities, powers and franchises of and be subject to all of the Liabilities, restrictions, and duties of the Company and the Merger Sub, all as provided under the DGCL.

1.02 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company or the holders of any capital stock of the Parent, the Merger Sub or the Company:

(a) each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be automatically cancelled, extinguished and converted into the right to receive, subject to the terms of this Agreement, an amount in cash equal to the sum of (x) the Fully-Diluted Per-Share Closing Consideration, and (y) the Fully-Diluted Per-Share Additional Consideration;

(b) each share of Company Stock, if any, directly or indirectly held immediately prior to the Effective Time by the Company shall be automatically canceled and retired and shall cease to exist, and no payment shall be made with respect thereto (the “Excluded Shares”); and

(c) each share of common stock of the Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Company and shall constitute the only then issued and outstanding share of capital stock of the Surviving Company.

The aggregate consideration to which holders of Company Stock become entitled pursuant to Section 1.02(a) is referred to herein as the “Stock Merger Consideration.”

1.03 Effect on Options.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger, (i) each Option that is outstanding immediately prior to the Effective Time and that is either (x) not then vested or (y) not an In-the-Money Option shall automatically be canceled and extinguished, no longer be outstanding and cease to represent the right to acquire shares of Common Stock, without any payment of any consideration therefor; (ii) each Option that is outstanding immediately prior to the Effective Time and that is both (x) then vested and (y) an In-The-Money Option (a “vested In-The-Money Option”) shall automatically be canceled and extinguished, no longer be outstanding and cease to represent the right to acquire shares of Common Stock, and in consideration therefor, the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the Option Consideration; (iii) the Company Equity Plan shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other Equity Securities of any Group Company shall be canceled, effective as of the Effective Time, without any liability on the part of any Group Company; and (iv) no Person shall have any right under the Company Equity Plan or under any other plan, program, agreement or arrangement with respect to the capital stock or other Equity Securities of any Group Company (except as otherwise expressly provided in this Section 1.03) at and after the Effective Time. The Company shall, prior to the Effective Time, take all actions as are necessary in order to effectuate the actions contemplated by this Section 1.03 and to ensure that no holder of Options shall have any rights from and after the Effective Time with respect to any Options except as expressly provided in this Section 1.03; provided that such actions shall expressly be conditioned upon the consummation of the Merger and shall be of no force or effect if this Agreement is terminated. The Company shall cooperate with the Parent, and keep the Parent fully informed, with respect to all resolutions, actions and consents that the Company intends to adopt, take and obtain in connection with the matters described in this Section 1.03. Without limitation, the Company shall provide the Parent with a reasonable opportunity to review and comment on all such resolutions, actions and consents and incorporate into such materials all reasonable comments that the Parent proposes.

(b) The Closing Option Consideration payable to the holders of vested In-the-Money Options pursuant to Section 1.03(a) above shall be paid through the Company’s payroll system promptly following the Effective Time (and in any event within five (5) Business Days following the Closing Date), and Parent and the Representative shall make arrangements to cause any remaining portion of the Option Consideration payable to the holders of vested In-the-Money Options to be paid through the Surviving Company’s payroll system promptly (and in any event within five (5) Business Days) following each such time as any such Option Consideration becomes payable to such holder, if any. Notwithstanding the foregoing, in the case of any payment due to any holder who is not a current or former employee of any Group Company, the Paying Agent shall make any such payment directly to such holder rather than through the Company’s payroll system.

1.04 Exchange of Company Stock.

(a) After the date of this Agreement but prior to the date on which the Information Statement is delivered to the Company Shareholders pursuant to Section 5.08(b), the Parent shall designate, and enter into an agreement with, U.S. Bank National Association or such other bank or trust company reasonably acceptable to the Company to act as an paying agent in the Merger (the “Paying Agent”), which agreement shall provide that the Parent shall deposit with the Paying Agent, for the benefit of holders of Company Stock immediately prior to the Effective Time, (i) as of the Effective Time, cash in an amount equal to the portion of the Closing Cash Payment to which such holders are entitled pursuant to Section 1.02(a) and this Section 1.04, (ii) within two (2) Business Days after the determination of the Final Cash Consideration, cash in an amount equal to the portion of the Additional Merger Consideration to which such holders are entitled pursuant to Section 1.02(a) and this Section 1.04 (it being understood that, for this purpose, Additional Merger Consideration shall be calculated excluding amounts attributable to the Remaining Holdback Amount), and (iii) within two (2) Business Days after the Parent’s receipt of the portion of the Remaining Holdback Amount that the Representative is obligated to deliver to the Parent pursuant to Section 10.01(f), cash in an amount equal to such portion of such amount to which such holders are entitled pursuant to Section 1.02(a) and this Section 1.04.

(b) At the time the Company provides the Information Statement to the Company Shareholders pursuant to Section 5.08(b), the Parties shall coordinate to provide each holder of Company Stock with a Letter of Transmittal, substantially in the form of Exhibit B attached hereto and including a release of claims by Company Shareholders in their capacity as such (a “Letter of Transmittal”). Each holder of Company Stock outstanding as of immediately prior to the Effective Time may deliver to the Paying Agent a duly executed and completed Letter of Transmittal (and such other documents as required by the Letter of Transmittal) effective as of the Effective Time. After the Effective Time, each holder of Company Stock as of immediately prior to the Effective Time who has delivered to the Paying Agent (or, after the period described in Section 1.04(d), the Parent) a duly executed and completed Letter of Transmittal (and such other documents as required by the Letter of Transmittal) shall be entitled to receive cash in an amount equal to the product of the Fully-Diluted Per-Share Closing Consideration multiplied by the number of shares of Company Stock subject to the Letter of Transmittal; provided, that subject to the effectiveness of the Merger, the Paying Agent shall pay or cause to be paid such amounts on the Closing Date (to the extent administratively practical) to any holder of Company Stock as of immediately prior to the Effective Time that has delivered a duly executed and completed Letter of Transmittal (and such other documents as required by the Letter of Transmittal) to the Paying Agent at least three (3) Business Days prior to the Closing Date (but effective as of the Effective Time). Except to the extent provided in the Escrow Agreement with respect to the Escrow Amount, in no event shall any holder of Company Stock as of immediately prior to the Effective Time be entitled to receive interest on any of the funds to be received in the Merger. Any Company Stock held by a Company Shareholder that has delivered a duly executed and completed Letter of Transmittal (and such other documents as required by the Letter of Transmittal) to the Paying Agent pursuant to this Section 1.04 prior to the Effective Time shall not be transferable on the books of the Company without the Parent’s prior written consent. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Company Stock on the records of the Company. From and after the Effective Time, the holders of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by applicable Law. Until surrendered as contemplated by this Section 1.04 (as part of the requirements of a Letter of Transmittal), any certificates formerly representing shares of Company Stock (“Certificates”), other than Excluded Shares and Dissenting Shares, shall be treated as having been cancelled and converted, as of the Effective Time, into the right to receive the consideration payable in respect thereof pursuant to Section 1.02 without any interest thereon (which consideration shall be payable as set forth in this Section 1.04 and Section 1.09). If any Certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, as well as a customary indemnity, in each case, in form and substance acceptable to the Paying Agent, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate (and delivery of a duly executed and completed the Letter of Transmittal and related materials) the consideration payable in respect thereof pursuant to Section 1.02 without any interest thereon (which consideration shall be payable as set forth in this Section 1.04 and Section 1.09).

(c) If any portion of the Stock Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, then it shall be a condition to the payment of such Stock Merger Consideration that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer.

(d) Any portion of the funds made available to the Paying Agent pursuant to Section 1.04(a) that remains undistributed to holders of Certificates on the date that is twelve (12) months after the Effective Time shall be delivered to the Parent or its designee, and any holders of Certificates who have not theretofore complied with this Section 1.04 shall thereafter look only to the Parent for the Stock Merger Consideration to which such holders are entitled pursuant to Section 1.02(a). Any portion of the funds made available to the Paying Agent pursuant to Section 1.04(a) that remains unclaimed by holders of Certificates on the date that is five years after the Effective Time or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Company, free and clear of all claims or interests of any Person previously entitled thereto.

(e) None of the Parent, the Merger Sub, the Company, the Surviving Company, the Paying Agent or their respective representatives shall be liable to any Person in respect of any Merger Consideration required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law, to the extent so delivered.

(f) The Paying Agent shall invest the funds made available to the Paying Agent pursuant to Section 1.04(a) as directed by the Parent; provided that no gain or loss thereon shall affect the amounts payable to holders of Certificates pursuant to Section 1.02(a) and this Section 1.04. Any interest and other income resulting from such investments shall be the property of, and shall promptly be paid to, the Parent.

1.05 Organizational Documents. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company or the holders of any shares of capital stock of any of the foregoing, the certificate of incorporation of the Surviving Company shall be amended and restated in its entirety in the form attached hereto as Exhibit C, until thereafter amended in accordance with the DGCL. At the Effective Time, the bylaws of the Surviving Company shall be amended and restated to be in the form attached hereto as Exhibit D, until thereafter amended in accordance with the DGCL.

1.06 Directors and Officers. From and after the Effective Time, until resignation or removal or until successors are duly elected, appointed or otherwise designated, in each case, in accordance with applicable Law, the directors and officers of the Surviving Company at the Effective Time shall be the individuals listed on Exhibit G attached hereto, each such initial director and initial officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company as in effect from and after the Effective Time.

1.07 Closing Calculations. Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to the Parent a statement setting forth (a) the Company’s reasonable, good faith estimate of a consolidated balance sheet of the Group Companies as of the Reference Time, (b) a calculation of the Company’s reasonable, good faith estimate of Cash (the “Estimated Cash”), Indebtedness (the “Estimated Indebtedness”), Net Working Capital (the “Estimated Net Working Capital”), and Transaction Expenses (“Estimated Transaction Expenses”), in each case, as of the Reference Time and (c) a calculation of the Estimated Cash Consideration, the Closing Cash Payment, the Fully-Diluted Per Share Closing Consideration and the aggregate Closing Option Consideration (the “Estimated Closing Statement”). The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles.

1.08 Final Closing Balance Sheet Calculation. Within ninety (90) days after the Closing Date, the Parent shall deliver to the Representative (a) a consolidated balance sheet of the Group Companies as of the Reference Time (the “Closing Balance Sheet”) and (b) a statement showing the Cash, Indebtedness, Net Working Capital and Transaction Expenses, in each case, as of the Reference Time (the “Closing Statement”). The Closing Balance Sheet and the determinations contained therein shall be prepared in accordance with the Accounting Principles. The Parties agree that the purpose of preparing the Closing Balance Sheet and determining Cash, Indebtedness, Net Working Capital and Transaction Expenses and the related purchase price adjustment contemplated by this Section 1.08 is to measure the amount of Cash, Indebtedness, Net Working Capital and Transaction Expenses, and such processes are not intended to permit the introduction of accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies different than the Accounting Principles for the purpose of preparing the Closing Balance Sheet or making the determinations contained therein. The calculations of Cash, Indebtedness and Net Working Capital in the Closing Statement will entirely disregard (i) any financing or refinancing arrangements entered into at any time by the Parent or its Subsidiaries or any other transaction entered into by the Parent or its Subsidiaries in connection with the consummation of the transactions contemplated hereby, and (ii) any of the plans, transactions, fundings, payments or changes that the Parent or its Subsidiaries initiates or makes or causes to be initiated or made after the Closing with respect to the Group Companies or their respective businesses or assets. After delivery of the Closing Statement and subject to the execution of a customary confidentiality agreement, the Representative and its accountants and other representatives shall be permitted reasonable access at reasonable times to review the Surviving Company’s and its Subsidiaries’ books and records (including any work papers) related to the preparation of the Closing Statement. The Representative and its accountants and other representatives may make reasonable inquiries of the Parent (it being understood the Parent will cooperate in providing any necessary corresponding inquiries of the Surviving Company, its Subsidiaries and their respective accountants and employees) regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and the Parent shall use its, and shall cause the Surviving Company and its Subsidiaries to use their, commercially reasonable efforts to cause any such accountants and employees to cooperate with and respond to such inquiries. If the Representative has any objections to the Closing Statement based on the standards set forth in this Agreement, the Representative shall deliver to the Parent a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to the Parent within thirty (30) days following the date of delivery of the Closing Statement, the

Closing Statement shall be final, binding and non-appealable by the Parties. The Representative and the Parent shall negotiate in good faith to resolve any objections set forth in any Objections Statement, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, either the Representative or the Parent may submit such dispute to PricewaterhouseCoopers or if they are not independent pursuant to the rules and regulations of the U.S. Securities and Exchange Commission at the time, another nationally recognized independent accounting firm reasonably acceptable to the Parent and the Representative (the “Dispute Resolution Arbiter”). Any further submissions to the Dispute Resolution Arbiter must be written and delivered to each party to the dispute. The Dispute Resolution Arbiter shall consider only those items and amounts that are identified in the Objections Statement as being items that the Representative and the Parent are unable to resolve (except for any items or amounts with respect to which the Representative and the Parent previously resolved through a written agreement). The Dispute Resolution Arbiter’s determination shall be based solely on the definitions of Cash, Indebtedness, Net Working Capital and Transaction Expenses contained herein and the provisions of this Agreement, including this Section 1.08 and the Accounting Principles. The Representative and the Parent shall use their commercially reasonable efforts to cause the Dispute Resolution Arbiter to resolve all disagreements as soon as practicable in amounts between the disputed amounts set forth in the Closing Statement and the Objections Statement. Further, the Dispute Resolution Arbiter’s determination shall be based solely on the presentations by the Parent and the Representative that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Absent fraud or manifest error, the resolution of the dispute by the Dispute Resolution Arbiter shall be final, binding and non-appealable. The costs and expenses of the Dispute Resolution Arbiter shall be allocated by the Dispute Resolution Arbiter between the Parent, on the one hand, and the Representative (on behalf of the Securityholders), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Representative claims Final Cash Consideration is $1,000 greater than the amount determined by the Parent, and the Parent contests only $500 of the amount claimed by the Representative, and if the Dispute Resolution Arbiter ultimately resolves the dispute by awarding the Representative (for the benefit of the Securityholders) $300 of the $500 contested, then the costs and expenses of arbitration shall be allocated sixty percent (60%) (i.e., 300 ÷ 500) to the Parent and forty percent (40%) (i.e., 200 ÷ 500) to the Representative (for the benefit of the Securityholders).

1.09 Post-Closing Adjustment Payment.

(a) If the Final Cash Consideration is greater than the Estimated Cash Consideration, the Parent (directly or through the Paying Agent) shall promptly (but in any event within five (5) Business Days after the determination of the Final Cash Consideration) pay to (1) those Company Shareholders that have duly executed and delivered a Letter of Transmittal (and such other documents as required by the Letter of Transmittal) as described in Section 1.04 their respective portion of the Company Shareholder Percentage of the amount of such difference and (2) the Surviving Company (for distribution to the holders of the vested In-the-Money Options pursuant to Section 1.03(b)) the Optionholder Percentage of the amount of such difference by wire transfer of immediately available funds to an account designated in writing by the Surviving Company (provided that, in the case of any payment due to any holder who is not a current or former employee of any Group Company, the Paying Agent shall make any such payment directly to such holder rather than through the Company’s payroll system).

(b) If the Final Cash Consideration is less than the Estimated Cash Consideration, the Parent and the Representative (on behalf of the Securityholders) shall promptly (but in any event within five (5) Business Days after the determination of the Final Cash Consideration) deliver a joint written instruction to the Escrow Agent to pay to the Parent the lesser of (i) the absolute value of such difference and (ii) the amount in the Escrow Account by wire transfer of immediately available funds from the Escrow Account to one (1) or more accounts designated by the Parent to the Representative and the Escrow Agent. The Securityholders and the Representative shall not have any liability for any amounts due pursuant to this Section 1.09(b) except to the extent of the funds available in the Escrow Account.

(c) Exhibit E sets forth an illustrative statement (the “Reference Statement”) prepared in good faith by the Company in cooperation with the Parent setting forth the various line items used (or to be used) in, and illustrating as of the date set forth therein, the calculation of Cash, Indebtedness and Net Working Capital prepared and calculated in accordance with this Agreement.

1.10 Escrow Account. At the Closing, pursuant to Section 2.02(c), the Parent shall deposit $5,000,000.00 (such amount the “Escrow Amount”) in immediately available funds into an escrow account (the “Escrow Account”) to be established and maintained by the Escrow Agent pursuant to the terms and conditions of an escrow agreement substantially in the form of Exhibit F attached hereto, with such changes as reasonably acceptable to the Parent and the Representative, to be entered into on the Closing Date by the Parent, the Representative and the Escrow Agent (the “Escrow Agreement”). The Escrow Amount shall serve as security for, and the sole source of payment of, the Parent’s rights pursuant to Section 1.09(b), if any. Promptly following the determination of the Final Cash Consideration, and the making of all payments due pursuant to Section 1.09(b), if any, if there are any amounts remaining in the Escrow Account (the “Remaining Escrow Amount”), then the Parent and the Representative shall deliver a joint written instruction to the Escrow Agent to pay to (1) the Paying Agent (for further distribution to those Company Shareholders that have duly executed and delivered a Letter of Transmittal (and such other documents as required by the Letter of Transmittal) as described in Section 1.04) such Company Shareholders’ respective portion of the Company Shareholder Percentage of the Remaining Escrow Amount and (2) the Surviving Company (for distribution to the holders of the vested In-the-Money Options pursuant to Section 1.03(b)) the Optionholder Percentage of the Remaining Escrow Amount by wire transfer of immediately available funds to an account designated in writing by the Surviving Company (provided that, in the case of any payment due to a holder who is not a current or former employee of any Group Company, the amount of such payment shall be delivered to the Paying Agent, which shall make any such payment directly to such holder rather than through the Company’s payroll system).

1.11 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary but only to the extent required by Section 262 of the DGCL, any share of Company Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Company Shareholder who did not consent to or vote (by a valid and enforceable proxy or otherwise) in favor of the approval of this Agreement and who did not waive appraisal rights under Section

262 of the DGCL, which Company Shareholder complies with all of the provisions of the DGCL relevant to the proper exercise and perfection of appraisal rights under Section 262 of the DGCL (such share being a “Dissenting Share,” and such Company Shareholder being a “Dissenting Stockholder”), shall not be converted into the right to receive the consideration to which the holder of such share would be entitled pursuant to Section 1.02 but rather, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into the right to receive only such consideration as determined to be due with respect to such Dissenting Share pursuant to Section 262 of the DGCL. If any Dissenting Stockholder fails to perfect such stockholder’s appraisal rights under the DGCL or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon automatically be converted, at the Effective Time, into the right to receive the consideration referred to in Section 1.02, pursuant to the exchange procedures set forth in Section 1.04. Notwithstanding anything to the contrary contained in this Agreement, if the Merger is rescinded or abandoned, then the right of a stockholder to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. At the Effective Time, the Dissenting Shares will no longer be outstanding and will automatically be cancelled and cease to exist, and each holder of Dissenting Shares will cease to have any rights with respect thereto, except only those rights provided under Section 262 of the DGCL. Prior to the Closing, the Company shall give the Parent (a) prompt notice of any demand for payment of the fair value of any shares of Company Stock (including any demand for appraisal) or any attempted withdrawal of any such demand and any other instrument served pursuant to the DGCL and received by the Company relating to any stockholder’s appraisal rights and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Prior to the Closing, the Company shall not make any payment with respect to, or settle or offer to settle, or otherwise negotiate, any such demands without the prior written consent of the Parent (which consent shall not be unreasonably conditioned, withheld or delayed)

1.12 Withholding. The Parent, the Surviving Company, the Escrow Agent and the Paying Agent shall be entitled to deduct and withhold (without duplication) from any and all payments made under this Agreement such amounts as may be required to be deducted and withheld under any applicable law. To the extent such amounts are withheld and timely paid to the appropriate Governmental Entity in accordance with applicable Laws, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would have otherwise been paid. The Parties shall use commercially reasonable efforts to minimize or avoid any such withholding (other than withholding with respect to compensatory payments). Parent will provide prompt written notice of any intent to withhold the payment giving rise to such withholding. Provided the Company delivers the FIRPTA Certificate, the Parent is not aware of any withholding that may apply to the payment of the Stock Merger Consideration (excluding any withholding required with respect to Option Consideration or other compensatory payments).

ARTICLE II

THE CLOSING

2.01 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the later of (a) August 31, 2021 or (b) the fifth (5th) Business Day following satisfaction or due waiver of all of the closing conditions set forth in Article VII hereof (other than those to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions, it being understood, for the avoidance of doubt, the closing condition set forth in Section 7.01(f)(v) shall be deemed satisfied on the date of delivery of the Reference Closing Statement to the Parent (assuming delivery occurs not less than five (5) Business Days prior to the Closing Date), as compared to the date on which the five (5) Business Day period described in Section 1.07 lapses) or on such other date and/or time as is mutually agreeable to the Parent and the Representative. The Party intend that the Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents, and the prior physical exchange of certificates and other documents and instruments to be held in escrow by outside counsel to the recipient Parties pending authorization by the delivering Party (or its outside counsel) of their release at Closing. The date and time of the Closing are referred to herein as the “Closing Date.”

2.02 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions at the Closing:

(a) the Company and the Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger;

(b) in accordance with Section 1.03, the Parent shall deliver the Closing Option Consideration set forth in the Estimated Closing Statement to the Company, for the benefit of the holders of vested In-the-Money Options, by wire transfer of immediately available funds to the account designated in writing by the Company;

(c) the Parent shall deposit the Escrow Amount into the Escrow Account in accordance with the Escrow Agreement;

(d) the Parent shall deliver the Holdback Amount to the Representative pursuant to Section 10.01(f);

(e) subject to the Company delivering to Parent payoff letters and Lien releases as described in Section 5.05, the Parent shall repay, or cause to be repaid, on behalf of the Group Companies, all amounts necessary to discharge the Estimated Indebtedness in such payoff letters by wire transfer of immediately available funds to the account(s) of the obligees as set forth in the Estimated Closing Statement;

(f) the Parent and the Company shall make such other deliveries as are required by Article VII hereof;

(g) the Parent shall pay, or cause to be paid, on behalf of the Company, the Estimated Transaction Expenses set forth in the Estimated Closing Statement by wire transfer of immediately available funds to the account(s) of the obligees as set forth in the Estimated Closing Statement; and

(h) the Parent shall pay (directly or through the Paying Agent) that portion of the Stock Merger Consideration that is payable on the Closing Date pursuant to Section 1.04.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as qualified by the Disclosure Schedules, the Company represents and warrants to the Parent and the Merger Sub, as of the date hereof and as of the Closing, as follows:

3.01 Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite power and authority necessary to own, lease and operate its properties and to carry on its businesses as now conducted. The Company is duly licensed or qualified to do business and is in good standing in every jurisdiction in which its ownership or lease of property or the conduct of business as now conducted requires it to be licensed or qualified, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The copies of the Organizational Documents that have been made available to the Parent prior to the date of this Agreement are correct and complete copies of such instruments as currently in effect. Neither any Group Company nor, to the knowledge of the Company, any Securityholder is in material breach or default of any Organizational Documents.

3.02 Subsidiaries. Schedule 3.02 accurately sets forth each Subsidiary of the Company, its name, place of incorporation or formation, and the record and beneficial ownership of all capital stock or other Equity Securities issued thereby. Except for the Subsidiary Securities owned of record and beneficially by Persons as specified in Schedule 3.02, no Equity Securities of any Subsidiary of the Company are issued, outstanding, or owned by any Person. Without limitation, there are no options, warrants, rights, convertible or exchangeable securities, equity security rights, equity appreciation rights, equity-based performance units, or Contracts of any kind to which any Group is party or otherwise bound (i) obligating any Group Company to deliver or sell, or cause to be delivered or sold, any Equity Securities of, or any security convertible or exercisable for or exchangeable into any Equity Securities of, any Subsidiary of the Company, (ii) obligating any Group Company to deliver, grant, extend, or enter into any such option, warrant, call, right, security, unit, or Contract, (iii) giving any Person the right to receive any economic benefit or right similar to or derived from the economic or governance benefits and rights occurring to holders of Equity Securities of any Subsidiary the Company, or (iv) giving any Person the right to vote or otherwise approve (or disapprove) decisions in respect of any Subsidiary of the Company. Except for the capital stock and other Equity Securities owned by other Persons as set forth in Schedule 3.02, the Company owns all of the capital stock and other Equity Securities of each of the Subsidiaries identified on Schedule 3.02 free and clear and all Liens (including any restriction on the right to vote, sell or otherwise dispose of the capital stock and other Equity Securities). Each of the Subsidiaries identified on Schedule 3.02 is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and is duly licensed or qualified to do business and is in good standing in every jurisdiction in which its ownership or lease of property or the conduct of its businesses as now conducted requires it to be licensed or qualified, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest or other security in any corporation, organization or entity that is not a Group Company.

3.03 Authorization; No Breach; Valid and Binding Agreement.

(a) The Company has full corporate power and authority to execute and deliver and perform this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the Shareholder Approval. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and, subject to obtaining the Shareholder Approval in the case of the Merger, no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(b) Except as set forth on Schedule 3.03(b), the execution, delivery, performance and compliance with the terms and conditions of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby do not and shall not violate, conflict with, result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets of any Group Company pursuant to, (i) any of the provisions of the Organizational Documents (or equivalent organizational documents) of any Group Company, (ii) any Material Contract or Permit or (iii) any Law or Order to which any of the Group Companies is subject, except where the failure of any of the representations and warranties contained in clause (iii) above to be true would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) This Agreement has been duly executed and delivered by the Company, and assuming that this Agreement is a valid and binding obligation of the Parent and the Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.04 Capitalization.

(a) The authorized capital stock of the Company consists of 234,501,127 shares of common stock, par value $0.001 per share (the “Common Stock”), and 183,093,027 shares of preferred stock, par value 0.001 per share (the “Preferred Stock” and together with the Common Stock, the “Company Stock”), of such Preferred Stock 161,299,900 are designated Series A Preferred Stock and 21,793,127 are designated Series B Preferred Stock. Of the authorized capital stock of the Company, as of the date hereof, (i) 5,289,656 shares of Common Stock were issued and outstanding, (ii) 161,299,900 shares of Series A Preferred Stock were issued and outstanding and (iii) 21,793,126.8911 shares of Series B Preferred Stock were issued and outstanding. Each outstanding share of Preferred Stock is convertible into one (1) share of Common Stock.

(b) All the outstanding shares of Company Stock, and all outstanding shares of capital stock and other Equity Securities of the Subsidiaries of the Company (“Subsidiary Securities”), have been duly and validly issued and are fully paid and non-assessable, are not subject to rescission, are not subject to preemptive or similar rights, and were offered and issued in accordance with applicable Law, including the registration or qualification requirements of the Securities Act of 1933, as amended, and any relevant foreign and state securities Laws or pursuant to valid exemptions therefrom.

(c) As of the date hereof, the outstanding shares of Company Stock are held of record and beneficially by the Persons, and in the amounts, set forth on Schedule 3.04(c). Except for the Company Stock owned of record and beneficially by Persons as specified in Schedule 3.04(c) and for the Options set forth in Schedule 3.04(d) and subject to adjustments for which notice is given in accordance with Section 5.10, no Equity Securities of the Company are issued, outstanding, or owned by any Person. Without limitation, except for the exercise rights that attach to the Options that are listed on Schedule 3.04(d) and for the conversion rights that attach to the Preferred Stock that is listed on Schedule 3.04(c) and subject to Section 5.09, there are no options, warrants, rights, convertible or exchangeable securities, equity security rights, equity appreciation rights, equity-based performance units, or Contracts of any kind to which any Group Company is party or otherwise bound (i) obligating the Company to deliver or sell, or cause to be delivered or sold, any Equity Securities of, or any security convertible or exercisable for or exchangeable into any Equity Securities of, the Company, (ii) obligating the Company to deliver, grant, extend, or enter into any such option, warrant, call, right, security, unit, or Contract, (iii) giving any Person the right to receive any economic benefit or right similar to or derived from the economic or governance benefits and rights occurring to holders of Equity Securities of the Company, or (iv) giving any Person the right to vote or otherwise approve (or disapprove) decisions in respect of the Company.

(d) Schedule 3.04(d) sets forth (as of the date hereof) all outstanding Options, including with respect to each Option, the holder, the service relationship of such holder at the time of grant (i.e., director, employee, or consultant of a Group Company) as well as the country in which the holder worked from the time of grant through the date hereof (or, if earlier, the date on which the holder terminated his or her employment or service with the Group Companies), the status of such holder (i.e., active or terminated), the option type designated by the Company at the time of the grant (i.e., incentive stock option or non-qualified stock option), whether the Option permits early exercise, the number of shares of Common Stock subject thereto, the grant date, the exercise price and the vesting schedule (including any acceleration provisions) for such Option, and the date on which such Option expires.

(e) No Securityholder is entitled to any preemptive or similar rights to subscribe for shares of Company Stock that would survive the Closing. No Person other than the Company is entitled to any preemptive or similar rights to subscribe for Subsidiary Securities. Except as set forth in Schedule 3.04(e), neither any Group Company nor, to the knowledge of the Company, any Securityholder is a party to any Contract relating to the repurchase, redemption, issuance, ownership, voting, sale, registration, transfer or disposition of, or the declaration or payment of any dividend or other distribution on, any securities of any Group Company. There are no accrued by unpaid dividends or other distributions in respect of any Company Stock.

3.05 Financial Statements. The Company’s unaudited consolidated balance sheet as of March 31, 2021 (the “Latest Balance Sheet”) and the related statement of income for the three-month period ended March 31, 2021 and the Company’s audited consolidated balance sheets and statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018 have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition and results of operations of the Group Companies (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and similar presentation items and (ii) changes resulting from normal year-end adjustments that have not been and are not expected to be material in amount. There are no “off-balance sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission) with respect to any Group Company.

3.06 Absence of Certain Developments; Undisclosed Liabilities.

(a) Except as set forth on Schedule 3.06(a), during the period from the date of the Latest Balance Sheet to the date of this Agreement, the Group Companies have conducted their respective businesses in the Ordinary Course of Business and none of the Group Companies has:

(i) suffered a Material Adverse Effect;

(ii) effected any recapitalization, reclassification, distribution, equity split or like change in its capitalization;

(iii) subjected any material portion of its properties or assets to any material Lien, except for Permitted Liens;

(iv) sold, assigned, licensed, leased or transferred any material portion of its assets, except in the Ordinary Course of Business;

(v) sold, assigned, licensed, leased or transferred any patents, trademarks, trade names, copyrights or other Company IP, except in the Ordinary Course of Business;

(vi) made any capital investment in, or any loan to, any other Person (other than a Group Company);

(vii) amended or authorized the amendment of its organizational documents;

(viii) suffered any material damage, destruction or other casualty loss with respect to material property owned by any Group Company that is not covered by insurance; or

(ix) taken any other action that would have required the consent of the Parent under Section 5.01(c), (d), (g), (k), (m), (n), (o), (p), or (q) if such action occurred after the date of this Agreement.

(b) No Group Company has any material Liability except for commercial Liabilities (i) accrued or specifically reserved against in the Latest Balance Sheet, (ii) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet (none of which relates to breach of Contract), (iii) incurred in connection with this Agreement or the transactions contemplated hereby (none of which relates to breach of Contract), (iv) incurred in the Ordinary Course of Business in the performance of the executory Contracts to which any Group Company is party (none of which relates to breach of Contract) or (v) disclosed in Schedule 3.06(b).

3.07 Real Property.

(a) Schedule 3.07(a) sets forth a list of all real property to which any Group Company has a leasehold interest (collectively, the “Leased Realty”). The Company has provided the Parent with copies of all Leases. No Group Company subleases any of the Leased Realty.

(b) The Company or one of its Subsidiaries possesses valid leasehold interests in the Leased Realty pursuant to the leases (and any related amendments) set forth on Schedule 3.07(a) (the “Leases”), free and clear of any Liens except Permitted Liens. Each Lease is in full force and effect and enforceable against the Company or its applicable Subsidiary party to such Lease and, to the knowledge of the Company, each other party thereto in accordance with its terms. To the knowledge of the Company, no event has occurred or condition exists that constitutes, or after notice or lapse of time or both would constitute, a material default under any of the Leases.

(c) There is no Owned Real Property. No Group Company has owned real property in the last ten (10) years.

3.08 Tax Matters.

(a) The Group Companies have timely filed all material Tax Returns that are required to be filed by them (taking into account any extensions of time to file). All such Tax Returns are correct and complete in all material respects. All material Taxes due, owing, or payable by the Group Companies have been fully paid or properly accrued. The unpaid Taxes of the Group Companies as of the date of the Latest Balance Sheet have been accrued as of such date in accordance with GAAP, as in effect on such date and applied on a basis consistent with past practice.

(b) All material Taxes required to be deducted or withheld by any Group Company have been deducted and withheld and, to the extent required, have been timely paid to the proper Governmental Entity, and the Group Companies have complied with all material information reporting and backup withholding provisions of applicable Law (including completing and timely filing all forms and Tax Returns required with respect thereto).

(c) No Group Company is, as of the date hereof, the subject of a Tax audit with respect to any material Taxes of any such Group Company. There are (i) no claims, deficiencies or assessments for Taxes asserted or threatened in writing by any Governmental Entity to any Group Company which have not been paid or resolved, and (ii) to the knowledge of the Company, no ongoing legal proceedings, audits or examinations of any material Taxes or material Tax Returns of any Group Company and no such audit or examination is threatened in writing by any Governmental Entity to any Group Company.

(d) No Group Company (i) is, or has ever been, a member of an affiliated group filing a consolidated U.S. federal income Tax Return other than a group of which a Group Company was the common parent, or (ii) has any current material liability for Taxes of any Person (other than the Group Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor. No Group Company owns an interest in a partnership for U.S. federal income Tax purposes.

(e) No Group Company (i) is a party to or bound by any written Tax allocation, sharing or indemnity agreement or arrangement (other than pursuant to a commercial agreement entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Tax), (ii) has any outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the payment or assessment of any Taxes to any Governmental Entity, other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business. No Group Company has entered into any closing agreement in respect of material Taxes with any Governmental Entity. No Group Company has been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b).

(f) Within two (2) years prior to the date hereof, no claim has been made by any Tax authority, in a jurisdiction where any Group Company has not filed a Tax Return, that it is or may be subject to Tax by such jurisdiction. No Group Company has any voluntary disclosure agreements or similar programs with respect to Taxes pending with any Governmental Entity.

(g) No Group Company has within the last two (2) years prior to the date hereof distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period or portion thereof beginning after the Closing Date, as a result of: (i) any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) by reason of a change in a method of accounting made by such Group Company prior to the Closing Date; (ii) an installment sale or open transaction made on or prior to the Closing Date by such Group Company outside of the Ordinary Course of Business; (iii) a prepaid amount received or deferred revenue accrued on or before the Closing Date by such Group Company outside of the Ordinary

Course of Business; (iv) any closing agreement under Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by such Acquired Company prior to the Closing; (vi) like-kind exchange under Section 1031 of the Code entered into by a Group Company on or prior to the Closing Date (excluding any gain recognized on the subsequent disposition of such property); (vii) “global intangible low-taxed income” or Subpart F income imposed pursuant to Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) with respect to an interest in a “controlled foreign corporation” (within the meaning of Section 957 of the Code) (“CFC”) held by such Group Company prior to the Closing for the taxable year of the Group Companies that includes the Closing Date (assuming for this purpose that the current taxable year of such CFC ends at the end of the Closing Date); and (viii) election under Section 965(h) of the Code made by a Group Company prior to the Closing.

(i) Each Group Company has collected all material sales, value-added or use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity (or has timely and properly collected and maintained all material resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection or payment of sales or use Taxes imposed or due in connection with the business of the Group Companies).

(j) Each Group Company is in material compliance with the provisions of Section 263A and 482 of the Code (or any similar applicable provision of state, local or foreign Law).

(k) No Group Company has granted any power of attorney that is currently in effect with respect to Tax matters outside the Ordinary Course of Business, which power of attorney will remain in effect after the Closing. Each Group Company is in material compliance with the terms and conditions of (i) all applicable Tax exemptions or incentive programs that the Group Company may have claimed or participated in that are not automatically available to similarly situated taxpayers without signing a Contract, or (ii) any Contract such Group Company has entered into with a Governmental Entity, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on such compliance or result in any claw back of any such benefits or incentives described in clause (i)-(ii) above.

(l) Each Group Company has disclosed on its respective U.S. federal income Tax Returns, as applicable, all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. No Group Company has requested or received a Tax ruling, private letter ruling, technical advice memorandum, competent authority relief or similar agreement from any Governmental Entity.

(m) Except as set forth on Schedule 3.08(m), no Group Company has (i) deferred the payment of any payroll Taxes pursuant to the COVID-19 Laws for any Pre-Closing Tax Period to any taxable period beginning after the Closing Date, which deferral is still in effect, (ii) claimed any employee retention tax credit pursuant to Section 2301 of the CARES Act (including any subsequent amendment), or (iii) claimed any tax credit for employee leave pursuant to the Families First Coronavirus Respect Act, (including any subsequent amendment).

(n) No Person that is subject to taxation in the United States holds share(s) of any Company Stock that are, as of the date hereof, subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not made.

(o) The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the five year period ending on the Closing Date.

3.09 Contracts and Commitments(a) . Except for any Leases or as set forth on Schedule 3.09(a), and except for agreements entered into by any Group Company after the date hereof in accordance with Section 5.01, no Group Company is party to any:

(i) indenture or other Contract relating to the borrowing of money or other Indebtedness or Other Debt-Like Instruments or to mortgaging, pledging or otherwise placing a Lien on any material portion of the assets of the Group Companies;

(ii) guaranty of any obligation for borrowed money or other Indebtedness, Other Debt-Like Instruments or other material guaranty;

(iii) lease or other Contract under which it is lessee, or holds or operates any personal property owned by any other party, for which the aggregate rental and other compensation exceeds $250,000 (excluding the Leases);

(iv) lease or other Contract under which it is lessor of or permits any third party to hold or operate any personal property for which the aggregate rental and other compensation exceeds $250,000 (excluding the Leases);

(v) Contract or group of related Contracts with any Specified Customer or Specified Supplier;

(vi) Contracts relating to any pending or completed business acquisition or divestiture by any Group Company within the last five (5) years or to any pending or completed transfer of ownership of or exclusive rights to any material Intellectual Property Rights to any Person;

(vii) Intellectual Property Agreement relating to the use of any third party Intellectual Property Rights by a Group Company (other than unmodified commercially available software for which the annual cost does not exceed $250,000);

(viii) Contract including covenants by any Group Company not to compete or conduct business in any territory or otherwise prohibiting or limiting the freedom of any Group Company (or, after the Closing, of the Parent or any of its Subsidiaries) to engage in any business with any Person or in any geographic area, to compete with any Person or to solicit customers or employees;

(ix) any Contract obligating any Group Company to purchase or otherwise obtain any product, right or service exclusively from a single party or sell or otherwise provide any good, right or service exclusively to a single party, or granting any Person “most favored nation” or similar status with respect to products, rights or services;

(x) (A) any partnership, joint venture, strategic alliance or joint development Contract or (B) any Contract that involves any sharing of revenues, profits or losses with one or more Persons; or

(xi) any Contract with any employee of any Group Company, providing for compensation of $250,000 or more, per annum, other than offer letters providing for at-will employment, in the standard form used by the applicable member of the Group Company, that such Group Company can terminate without notice or Liability.

(b) The Parent either has been supplied with, or has been given access to, a true and correct copy of all written Contracts (and a true and correct summary of all oral Contracts) that are listed or required to be listed on Schedule 3.09(a) and all Leases (collectively, the “Material Contracts”) prior to the date of this Agreement.

(c) No party to any Material Contract has given written notice of termination or non-renewal of such Material Contract that remains pending.

(d) Each material Contract to which any Group Company is party or bound is in full force and effect and (i) is enforceable against the applicable Group Company in accordance with its terms and (ii) to the knowledge of the Company, against each other party thereto in accordance with its terms (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). No Group Company has, in any material respect, violated or breached, or committed any default under, any material Contract to which such Group Company is party or bound. To the knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any material Contract to which any Group Company is party or bound. No event has occurred and is continuing through any Group Company’s actions or inactions or, to the knowledge of the Company, through any other Person’s actions or inactions that will result in a material violation or breach or default of any of the provisions of any material Contract to which any Group Company is party or bound.

(e) All Company Shareholders are party to that certain Second Amended and Restated Stockholders Agreement, dated as of June 9, 2014, by and among the Company and its stockholders.

3.10 Intellectual Property.

(a) Schedule 3.10(a) sets forth a correct and complete list of all issuances, registrations and applications pertaining to Intellectual Property Rights owned by, filed in the name of, or exclusively licensed to any Group Company as of the date hereof are set forth on (collectively, “Registered IP”). All Registered IP are subsisting, enforceable and valid.

(b) The Group Companies own all right, title and interest in or have the right to use, and will continue to have the right to use immediately after the Closing, all Technology and Intellectual Property Rights needed to conduct their businesses as currently conducted, free and clear of all Liens, other than Permitted Liens.

(c) Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause, declare, or require: (i) a loss or impairment of, payment of any additional amounts with respect to, or the consent of any other Person in respect to any Company IP or any Intellectual Property Rights or Technology licensed from another Person under an Intellectual Property Agreement; (ii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person, including, without limitation, pursuant to the terms of any source code escrow agreement; or (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(d) Each Person who is or was an employee or independent contractor of any Group Company and who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of all Technology and Intellectual Property Rights to a Group Company (or such Technology and Intellectual Property Rights are owned by a Group Company by operation of law) and confidentiality provisions protecting the Company IP. No Group Company is under any obligation, whether written or otherwise, to develop any software code for any third party (including any customer or end user) whereby such third party will own or have an exclusive license to such software code.

(e) Except as set forth on Schedule 3.10(e), during the three (3) year period prior to the date of this Agreement, no Group Company has received any written notices of infringement or misappropriation from any third party with respect to any third-party Intellectual Property Rights or contesting the use or ownership of any Company IP, nor are there any claims pending against any Group Company alleging infringement or misappropriation of any third party’s Intellectual Property Rights or contesting the use or ownership of any Company IP. The conduct of the business of the Group Companies, the Company IP, and, to the Company’s knowledge, the Intellectual Property Rights licensed under the Intellectual Property Agreements, have not during the six (6) year period prior to the date of this Agreement infringed, misappropriated, diluted or otherwise violated, and do not currently infringe, dilute, misappropriate or otherwise violate, the Intellectual Property Rights of any Person. To the Company’s knowledge, no other Person has infringed, misappropriated, diluted, or otherwise violated any Company IP or is currently infringing, misappropriating, diluting, or otherwise violating any Company IP.

(f) The Company takes commercially reasonable steps to maintain the confidentiality of its trade secrets and other material proprietary information. No Group Company has disclosed any trade secret or other material proprietary information to any third party except pursuant to a valid confidentiality or non-disclosure agreement obligating any such third party not to disclose any such trade secret or proprietary information.

(g) No funding from any Governmental Entity was used in the development of any Company IP and no Governmental Entity has a claim or right to claim any right in such Company IP.

(h) The Group Companies have all right, title and interest in and to any computer programs, operating systems, applications, firmware, source code, object code, application programming interfaces, data files, databases, protocols, specifications or other computer software and any documentation of any of the foregoing included in the Company IP (collectively, “Company Proprietary Software”), free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.10(h), a Group Company has developed the Company Proprietary Software through the efforts of its employees and the Company Proprietary Software does not incorporate any contributions made by a third party developer, contractor or consultant. The source code for the Company Proprietary Software is and has been maintained in confidence and is not maintained (or required to be maintained) in a software escrow for any customer or other Person. The Company has actual possession of the source code and system documentation of the Company Proprietary Software and tools actually used for the development, maintenance, implementation, and use of the Company Proprietary Software. The Company has not received notice from any Person claiming any right, title or interest in the Company Proprietary Software.

(i) No Group Company has used any Open Source Software (y) in a manner that the license pursuant to which such Open Source Software is used would grant to any Person any right to or immunities under any of the Company IP, or (z) under any license requiring any Group Company to disclose or distribute the source code to any of the Company Proprietary Software, to license or provide the source code to any of the Company Proprietary Software for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Company Proprietary Software at no or minimal charge, in each case excluding the source code licensed to the Group Company under the Open Source Software license.

(j) To the Company’s knowledge, none of the Company Proprietary Software (i) contains any bug, defect, or error that materially adversely affects the use, functionality, or performance of such Company Proprietary Software other than those discovered and corrected in the normal course of support and maintenance procedures; or (ii) currently fails to comply in any material respect with any applicable warranty, other contractual commitment, or other standards set forth by a Group Company relating to the use, functionality, or performance of such Company Proprietary Software.

(k) The electronic data processing, information, record keeping, communications, telecommunications, hardware, proprietary and third-party software, networks, peripherals, and computer systems, including any outsourced systems and processes, and Intellectual Property Rights in the foregoing which are used by a Group Company (collectively, “Technology Systems”) are sufficient for the operation of the businesses of the Group Companies as currently conducted. There has not been any material malfunction with respect to any of the Technology Systems that has not been remedied or replaced in all material respects. The Technology Systems are either owned by, or licensed or leased to, the Group Companies. The Group Companies are in compliance with the terms and conditions of all license Contracts in relating to the Technology Systems, including any seat license requirements. No action will be necessary as a result of the transaction effected by this Agreement to enable use of the Technology Systems to continue to the same extent and in the same manner that it has been used prior to the Closing. To the Company’s knowledge, no contractor to a Group Company is in breach of any obligations owed under a license, lease, or other Contract with such Group Company by which such contractor provides, supports, maintains, or is otherwise responsible for the Technology Systems.

(l) Each Group Company has undertaken commercially reasonable efforts, as required under the Data Security Requirements to protect, safeguard, and maintain the confidentiality, integrity, and security of the Technology Systems, the products and services of each Group Company, and all information, data, and transactions stored or contained therein or transmitted thereby, including Personal Information (collectively, the “Company Data”), against any material unauthorized or improper use, access, acquisition, disclosure, transmittal, interruption, modification, or corruption, which policies and procedures have been provided or disclosed to the Parent. To the Company’s knowledge, each Group Company has abided by material applicable opt-outs related to Personal Information and Company Data required by the Security Requirements. To the Company’s knowledge, the Group Companies and the conduct of their businesses are in material compliance with, and have been in material compliance with, all Data Security Requirements for the last three (3) years.

(m) Except as set forth in Schedule 3.10(m), to the Company’s knowledge, during the last three (3) years, no Group Company has experienced any breach of security or other unauthorized access by a third party to the confidential or proprietary information, including Personal Information, in such Group Company’s possession, custody, or control.

(n) The Group Companies have all data use rights necessary to host, use, copy, transmit and display any manufacturing or other data created by or from operation of any Company Proprietary Software or the performance of any services related to the business as currently conducted.

3.11 Litigation. Except as set forth on Schedule 3.11, there is no material legal action, suit, arbitration, claim, investigation or proceeding (whether federal, state, local or foreign) (“Action”) pending or, to the knowledge of the Company, threatened against any Group Company, their respective directors or officers (in such capacity) or their respective properties, assets or business. Except as set forth on Schedule 3.11, no Group Company is subject to any material settlement, stipulation, order, writ, judgment, injunction, decree, ruling, determination or award of any court or of any other Governmental Entity (“Order”).

3.12 Governmental Consents, etc. Except for (i) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (a) no Group Company is required to submit any material notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby and (b) no material consent, approval or other authorization of any Governmental Entity is required to be obtained by any Group Company in connection with the execution, delivery or performance of this Agreement or the consummation by the Company of any transaction contemplated hereby.

3.13 Employee Benefit Plans.

(a) Schedule 3.13(a) sets forth, as of the date hereof, each material Company Plan. With respect to each material Company Plan, the Company has provided or made available to the Parent or its representatives prior to the date hereof true and complete copies, as applicable, of: (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, (iv) the most recent favorable determination letter or opinion letter from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401(a) of the Code, and (v) any Contracts between the Company or any of its Subsidiaries and any third party related to the insurance, funding, administration or operation of any Company Plan.

(b) No Company Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Company Plan provides health or other welfare benefits to former employees of the Group Companies other than health continuation coverage pursuant to COBRA or other applicable Law.

(c) Except as set forth on Schedule 3.13(c), each Company Plan has been maintained and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. All reports and information required to be filed with any Governmental Authority or provided to participants, beneficiaries and/or alternate payees, in each case related to any Company Plan, have been timely filed or disclosed, and when filed or disclosed, were correct and complete. Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Plan on which the Company can rely and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to affect the qualified status of any such Company Plan. The Company has not filed nor is considering filing an application under the IRS Employee Plan Compliance Resolution System or the DOL Voluntary Fiduciary Correction Program or Delinquent Filer Voluntary Compliance Program relating to any Company Plan.

(d) No material liability under Title IV of ERISA has been or, to the knowledge of the Company, is reasonably expected to be incurred by the Group Companies.

(e) The Group Companies have not engaged in any transaction with respect to any Company Plan that would be reasonably likely to subject the Group Companies to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. No Company Plan is under, and neither the Company nor any of its Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, or any other Governmental Entity. No Action has been threatened in writing, instituted, or, to the knowledge of the Company, is anticipated against any Company Plan (other than routine claims for benefits), any trustee or fiduciary thereof, or any of the assets of any trust of any Company Plan. Neither the Company nor any of its Subsidiaries are required to provide any gross-up, make-whole, or other additional payments with respect to taxes, interest, or penalties imposed under Section 409A or Section 4999 of the Code. No event has occurred, and to the knowledge of the Company, no condition or circumstances exist, that could reasonably be expected to subject the Company or Company Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or of any provision under the Affordable Care Act.

(f) Except as may be set forth in the terms of the Options or as set forth in Schedule 3.13(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would (either alone or in conjunction with any other event) (i) reasonably be expected to cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Group Companies, (ii) require the Company or any of its Subsidiaries to fund any liabilities or place in trust or otherwise set aside any amounts in respect of any Company Plan or (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan.

(g) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event, has or could result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G of the Code (or any similar provision of state, local, or foreign Law) or an excise Tax to the recipient of such payment pursuant to Section 4999 of the Code (or any similar provision of state, local, or foreign Law).

(h) Except as would not have a Material Adverse Effect, each Company Plan maintained outside the jurisdiction of the United States, or that covers any employee residing or working outside the United States (a “Foreign Benefit Plan”), which is required to be registered or approved by any Governmental Entity, has been so registered and approved and, to the knowledge of the Company, has been maintained in good standing with applicable requirements of Governmental Entities, and if intended to qualify for special tax treatment, to the knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plans.

3.14 Insurance. The Company has made available to the Parent correct and complete copies of all Group Company property and casualty insurance policies currently in force (collectively, the “Group Company Insurance Policies”). All of the Group Company Insurance Policies (a) are in full force and effect and are valid, outstanding and enforceable policies (and will continue to be in full force and effect and valid, outstanding and enforceable following the Closing) and (b) have not been subject to any lapse in coverage. No Group Company is in material default with respect to its obligations under any of the Group Company Insurance Policies or has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a material default, or permit termination or material modification, of any of the Group Company Insurance Policies. No Group Company has received notice of default under any Group Company Insurance Policy or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to any Group Company Insurance Policy. To the knowledge of the Company, there is no basis for denial of any pending claim under any Group Company Insurance Policy.

3.15 Compliance with Laws. Each of the Group Companies is and has been in compliance with all applicable Laws, in each case, in all material respects. All approvals, filings, permits, variances, exemptions and licenses of Governmental Entities (collectively, “Permits”) required to conduct, and material to, the business of the Group Companies are in the possession of the Group Companies, are in full force and effect and have been and are being complied with in all material respects. No suspension, modification, nonrenewal or cancellation of any of such Permits is pending or, to the knowledge of the Company, threatened.

3.16 Environmental Matters.

(a) Each Group Company is and has been in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by any Group Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof) in all material respects.

(b) There is no material Environmental Claim pending or, to the knowledge of the Company, threatened against any Group Company.

3.17 Affiliated Transactions. Except as set forth on Schedule 3.17, no officer, member of the board of directors or Affiliate of any Group Company or any individual in such officer’s or director’s immediate family is a party to any Contract or transaction with any Group Company with payments in excess of $150,000 or has any interest in any property used by any Group Company with a value in excess of $150,000.

3.18 Employees. Each Group Company is in compliance in all material respects with all applicable Laws relating to employment, labor and wage and hour matters. No Group Company is a party to any collective bargaining agreement or other Contract with any labor organization or other representative of any employees of a Group Company (including a works council), nor is any such Contract presently being negotiated, nor, to the knowledge of the Company, are there any union or other organizing activities involving the employees of any Group Company to authorize representation by any labor organization. There have been and are no material strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other material labor disputes, pending or, to the knowledge of the Company, threatened against or involving any employees of the Group Companies or the Group Companies.

3.19 Brokerage. Except for fees and expenses of Persons listed on Schedule 3.19 (which, for the avoidance of doubt, constitute Transaction Expenses), there are no claims for, and no Group Company has any Liability with respect to, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of any Group Company for which the Parent or the Surviving Company would be liable following the Closing.

3.20 Vote Required.

(a) The Shareholder Approval is the only vote or consent of any class or series of Company Stock required to approve this Agreement and the transactions contemplated by this Agreement, including the Merger. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and the other Contemplated Transactions and (c) recommended that the stockholders of the Company adopt this Agreement and directed that such matter be submitted to a vote by the Company’s stockholders (the “Company Recommendation”). The Company is not a foreign corporation of the type described in Section 2115(a) of the California Corporations Code, and Section 2115(b) of the California Corporations Code does not apply to the Company.

(b) None of the information contained or incorporated by reference in the Shareholder Communication Materials (other than any such information provided by, or on behalf of, Parent or Merger Sub) will (taking into account all amendments or supplements thereto) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(c) The Company has taken all action required to be taken by it in order to exempt this Agreement and the Merger and the other transactions contemplated by this Agreement from, and this Agreement and the Merger and the other transactions contemplated by this Agreement are exempt from, any anti-takeover or similar provisions of the Organizational Documents and the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Laws and regulations of any jurisdiction (collectively, “Takeover Laws”). The Company has taken all action required to be taken by it in order to make this Agreement, the Merger and the other transactions contemplated hereby comply with, and this Agreement, the Merger and the other transactions contemplated hereby do comply with, the requirements of any provisions of the Organizational Documents and any applicable agreements between the Company, on the one hand, and any Securityholder, on the other hand, concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other similar or related provisions.

3.21 Customers and Suppliers.

(a) Schedule 3.21(a) sets forth a list of the Group Companies’ top ten (10) customers (the “Specified Customers”) for the fiscal year ended December 31, 2020 (determined on a consolidated basis based on the amount of revenues recognized by the Group Companies). Except as set forth in Schedule 3.21(a), since January 1, 2021, (i) no Specified Customer has canceled or terminated, in its entirety, or notified any Group Company that it intends to materially change or modify its customer relationship with any Group Company in a way that would materially change the revenue associated with such Specified Customer and (ii) no Group Company has had any material dispute with any Specified Customer.

(b) Schedule 3.21(b) sets forth a list of the Group Companies’ top ten (10) suppliers, including licensors (the “Specified Suppliers”), for the fiscal year ended December 31, 2020 (determined on a consolidated basis based on the amount paid by the Group Companies). Since January 1, 2021, (i) no Specified Supplier has canceled or otherwise terminated, in its entirety, or notified any Group Company that it intends to materially change or modify its supply relationship with any Group Company and (ii) no Group Company has had any material dispute with any Specified Supplier.

3.22 Title to and Condition and Sufficiency of Assets.

(a) The Group Companies have good and marketable fee title to (or, as applicable, a valid and subsisting leasehold interest or license rights in) all of the assets made or used by them, free and clear of all Liens other than Permitted Liens. None of the Group Companies is using any material assets that are not owned, licensed or leased by it. The title of the Group Companies to its material assets will not be affected by the transactions contemplated by this Agreement.

(b) The real and tangible personal property owned, licensed or leased by the Group Companies are in good operating condition and repair, are free from material defect, and are adequate for the uses to which they are currently being put. None of such real and tangible personal property is in need of (or in the course of receiving) maintenance, repair or replacement, except for ordinary, routine maintenance and repair.

(c) The assets owned, licensed or leased by the Group Companies comprise all assets, tangible and intangible, that are used in or necessary for the conduct of the businesses of the Group Companies as currently conducted. The Group Companies have all assets, tangible and intangible, that the Group Companies used, held for use or acquired for use during the six-month period immediately preceding the date of this Agreement, other than assets sold, licensed or consumed in the Ordinary Course of Business.

3.22 No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III OR IN THE CERTIFICATES OR OTHER INSTRUMENTS DELIVERED PURSUANT HERETO, NEITHER ANY GROUP COMPANY NOR ANY PERSON ACTING ON BEHALF OF ANY GROUP COMPANY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE PARENT, THE MERGER SUB OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE III OR IN THE CERTIFICATES OR OTHER INSTRUMENTS DELIVERED PURSUANT HERETO, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE PARENT AND THE MERGER SUB

The Parent and the Merger Sub, jointly and severally, represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

4.01 Organization and Power. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. There are no pending, or to the knowledge of the Parent, threatened, actions for the dissolution, liquidation or insolvency of either the Parent or the Merger Sub.

4.02 Authorization. The execution, delivery and performance of this Agreement by the Parent and the Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by the Parent and the Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company and the Representative, this Agreement constitutes a valid and binding obligation of the Parent and the Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights generally and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 No Violation. Neither the Parent nor the Merger Sub is subject to or obligated under any provision of its certificate of incorporation, its bylaws, any applicable Law, any material Contract, any material Permit, or any Order, in each case, which would be breached or violated in any material respect by the Parent’s or the Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

4.04 Governmental Consents, etc. Except for (i) the applicable requirements of the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) the applicable requirements of applicable securities Laws and any rule or regulation of any applicable national securities exchange, (a) neither the Parent nor the Merger Sub is required to submit any material notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, and (b) no material consent, approval or authorization of any Governmental Entity is required to be obtained by the Parent or the Merger Sub in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.05 Litigation. As of the date hereof, there is no Action pending or, to the Parent’s knowledge, threatened (in writing or otherwise) against the Parent or the Merger Sub at Law or in equity, or before or by any Governmental Entity, that would have a Parent Material Adverse Effect.

4.06 Brokerage. Except as set forth in a Contract with Morgan Stanley & Co. LLC, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of the Parent or the Merger Sub.

4.07 Parent Financial Resources. The Parent has, or has access to, and will have available on the Closing Date, sufficient immediately available funds, in cash, to make payment of all amounts to be paid by it hereunder on and after the Closing Date and all of the Parent’s related fees and expenses arising as a result of the transactions contemplated by this Agreement. The obligations of the Parent and the Merger Sub under this Agreement are not subject to any conditions regarding the ability of the Parent or any of its Subsidiaries to obtain any financing for the consummation of the transactions contemplated hereby.

4.08 Purpose. The Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the transactions contemplated by this Agreement. The Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. The Merger Sub is a wholly owned Subsidiary of the Parent.

4.09 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and subject to the accuracy of the representations and warranties set forth Article III, the Surviving Company and each of its Subsidiaries will be able to pay their respective debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay the probable liability of their respective debts (including a reasonable estimate of the amount of all known contingent Liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and subject to the accuracy of the representations and warranties set forth Article III, the Surviving Company and each of its Subsidiaries will have adequate capital to carry on their respective businesses. The Parent is not transferring property and incurring an obligation in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Group Company.

4.10 No Other Representations. In entering into this Agreement, each of the Parent and the Merger Sub has relied upon its own investigation and analysis, the representations and warranties of the Company expressly contained in Article III and in the certificates or other instruments delivered pursuant hereto (collectively, the “Company Representations”) and the representations and warranties of certain Securityholders expressly contained in Support Agreements, and each of the Parent and the Merger Sub acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, none of the Group Companies or any of their respective Subsidiaries makes or has made any representation or warranty, either express or implied, (a) as to the accuracy or completeness of any of the information provided or made available to the Parent, the Merger Sub or any of their respective Subsidiaries or representatives prior to the execution of this Agreement or (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), prospects, future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company, in each case heretofore or hereafter delivered to or made available to the Parent, the Merger Sub or any of their respective Subsidiaries or representatives. Without limiting the generality of the foregoing, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, (i) none of the Group Companies or any of their respective Subsidiaries has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or Liabilities of the Group Companies made available to the Parent, any of its Subsidiaries or any of their respective representatives, including due diligence materials, memoranda or similar materials, or in any presentation of the business of the Group Companies by management of any Group Company in connection with the transactions contemplated hereby, and (ii) no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder. It is understood that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, cost estimates, projections or other predictions, any data, any financial information or any offering or other memoranda, offering materials, presentations or similar materials made available to the Parent, the Merger Sub or any of their respective Subsidiaries or representatives by or on behalf of a Group Company are not, and shall not be deemed to be or to include, representations or warranties of any Group Company. Except as expressly and specifically set forth in the Company Representations, each of the Company and its Subsidiaries, and its and their respective Subsidiaries’ representatives, expressly disclaim any and all other representation and warranties, and the Parent expressly disclaims reliance on any and all such other representations or warranties (if any), express or implied. It is understood and agreed that nothing in this Agreement shall prohibit, limit or restrict the rights of any Party in the case of Fraud (provided, that only a Person who commits such Fraud shall be responsible for such Fraud).

ARTICLE V

COVENANTS OF THE COMPANY

5.01 Conduct of the Business. From the date hereof until the earlier of the termination of this Agreement and the Closing, except (i) as set forth on Schedule 5.01 of the Disclosure Schedules, (ii) as the Parent shall have provided its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed and may be via email), (iii) as reasonably necessary to ensure that it complies with applicable Laws, including a change in applicable Laws relating to or resulting from any Contagion Event or COVID-19 Measure, or (v) as expressly required by this Agreement, (1) the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the Ordinary Course of Business and use commercially reasonable efforts to preserve intact the businesses, properties, assets, rights, employees and goodwill of the Group Companies consistent with past practice; provided, that, notwithstanding the foregoing, the Company may use available cash to repay any Indebtedness under Contracts existing as of the date of this Agreement and the Group Companies may liquidate their short-term and long-term corporate bond and similar security investments into Cash, and (2) the Company shall not, and shall cause its Subsidiaries not to:

(a) except for issuances as may result from the exercise of Options outstanding as of the date of this Agreement or for issuances of replacement certificates for shares of Company Stock and except for issuance of new certificates for shares of Company Stock in connection with a permitted transfer of Company Stock by the holder thereof, issue, sell, grant, pledge, encumber or deliver any of its, or any of its Subsidiaries’, equity securities or issue, sell or grant any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its or any of its Subsidiaries’ equity securities, or issue, sell, grant, pledge, encumber or deliver any other Equity Securities;

(b) effect any recapitalization, reclassification, distribution, equity split or like change in its capitalization or declare, set aside, make or pay any dividend (other than any dividend by any Group Company to another Group Company);

(c) amend its Organizational Documents or any of its Subsidiaries’ organizational documents;

(d) make any redemption or purchase of its, or any of its Subsidiaries’, Equity Securities (other than with respect to the repurchase of Company Stock (including any Options) from former employees of a Group Company to the extent required by agreements or any Company Plan, in each case, existing as of the date of this Agreement);

(e) sell, assign, license, lease, encumber or transfer any material assets, except in the Ordinary Course of Business and Permitted Liens;

(f) sell, assign, lease, transfer, encumber or license any Company IP, except in the Ordinary Course of Business and Permitted Liens;

(g) place any Company Proprietary Software into a source code escrow;

(h) enter into, materially amend or voluntarily terminate any Material Contract, other than in the Ordinary Course of Business;

(i) make any capital or similar investment in, or any loan to, any other Person (other than a Group Company);

(j) make any capital expenditures in excess of $250,000 in the aggregate, except for capital expenditures paid with Cash prior to the Closing Date or leases which are treated as Indebtedness hereunder;

(k) make any loan to any of its officers and employees, except pursuant to any agreement set forth on the Disclosure Schedules;

(l) except as required under the terms of any Company Plan or applicable Law: (1) grant any incentive awards or, other than in the Ordinary Course of Business, make any increase in the salaries, bonuses or other compensation and benefits under any Company Plan payable by a Group Company to any of its employees, officers or directors; (2) terminate or amend any Company Plan; or (3) adopt or enter into any plan, policy or arrangement for the current or future benefit of any officer or director of any Group Company that would be a Company Plan if it were in existence as of the date hereof;

(m) commence or settle any Action outside the Ordinary Course of Business;

(n) make or change any material election in respect of Taxes, (ii) make any material change in any method, practice or policy of accounting used by the Group Companies in the preparation of the financial statements or Tax Returns of the Group Companies, (iii) settle or compromise any claim or assessment of Taxes with any Governmental Entity relating to any Group Company, (iv) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Group Company (other than extensions to file Tax Returns obtained in the Ordinary Course of Business), or (v) fail to make any material estimated Tax payment;

(o) directly or indirectly acquire, by merging or consolidating with, or by purchasing an equity security in, or by any other manner, any Person or division, business or equity interest in any Person;

(p) make any changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP; or

(q) grant credit and other sales or license terms to any customer on terms or in amounts materially more favorable than those that have been provided to customers in the ordinary course of business consistent with past practice or effect any other material change in any material policies or practices relating to the billing or collection of accounts receivable and similar amounts; or

(r) commit or agree, in writing or otherwise, to take any of the foregoing actions.

Nothing contained in this Agreement shall give the Parent or the Merger Sub, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing, and the Group Companies’ failure to take any action prohibited by subclauses (a)-(r) of this Section 5.01 shall not be a breach of this Section 5.01 or any other covenant of this Agreement.

5.02 Access to Books and Records. From the date hereof until the earlier of the termination of this Agreement and the Closing, the Company shall provide the Parent and its authorized representatives (the “Parent’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, personnel, and books and records of the Group Companies in order for the Parent to have the opportunity to make such investigation as it shall reasonably desire in connection with the consummation of the transactions contemplated hereby, provided that, if the Company provides the Parent with written notice of an objection with respect to the identity of a third party to be included as one of the Parent’s Representatives, the Parent will consider the Company’s objection in good faith. All requests for access to employees shall be coordinated through the individuals listed under the applicable heading on Schedule 5.02(a) and all requests for contracts with or (with respect to the transactions contemplated by this Agreement) access to customers of the Group Companies shall be coordinated through the individuals listed on Schedule 5.02(b). In exercising access rights under this Section 5.02, the Parent and the Parent’s Representatives shall (i) not be permitted to interfere unreasonably with the conduct of the business of any Group Company, (ii) only access personal information relating to employees of any Group Company to the extent necessary for, and only for the purposes of, the completion of the transactions contemplated hereby and (iii) not contact or communicate with, directly or indirectly, any of the Group Companies’ customers, vendors, suppliers, distributors or sales representatives without the Company’s prior written consent (other than, to the extent applicable, regarding matters unrelated to the transactions contemplated hereby). Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require any Group Company to disclose information subject to attorney-client privilege or attorney work product privilege, violate any third party confidentiality obligations to which any Group Company is bound as of the date of this Agreement, or violate any applicable Law. In any such case, the Company shall use its reasonable best efforts to make appropriate substitute disclosure arrangements. The Parent acknowledges that the Parent is and remains bound by the Confidentiality Agreement between Parent and Plex Systems, Inc. dated January 28, 2020, as amended on May 25, 2021 (the “Confidentiality Agreement”). Notwithstanding anything contained herein to the contrary, no access or examination provided pursuant to this Section 5.02 shall qualify or limit any representation or warranty set forth herein or the conditions to Closing set forth in Section 7.01(a).

5.03 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing, the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 7.02); provided, that (a) such efforts shall not require agreeing to any obligations or accommodations (financial or otherwise) binding on a Group Company in the event the Closing does not occur and (b) any obligations or accommodations (financial or otherwise) binding on a Group Company shall require the prior written consent of the Parent.

5.04 Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, the Company shall not, and shall cause its Subsidiaries and the representatives of the Company and/or its Subsidiaries not to, take any action to initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person (other than the Parent and the Parent’s Representatives) concerning any Acquisition Transaction. The Company shall, and shall cause its Subsidiaries and the representatives of the Company and/or its Subsidiaries to, cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than the Parent and its authorized Representatives) with respect to any Acquisition Transaction.

5.05 Payoff Letters and Lien Releases. Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to the Parent customary payoff letters (which will include customary Lien releases and similar documentation effective upon receipt of applicable payoff amounts) in connection with the repayment of the Indebtedness in accordance with Section 2.02(d).

5.06 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing, if the Company becomes aware of, or there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made by the Company in Article III, or of any covenant that would cause the conditions set forth in Section 7.01(a) or (b), as applicable, not to be satisfied, the Company shall disclose to the Parent such breach.

5.07 Certain Cooperation.

(a) The Parent may undertake efforts to procure and/or amend one or more third party debt financing arrangements in connection with the Contemplated Transactions (the “Debt Financing”). Prior to the Closing, the Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, provide reasonable cooperation in connection with the Debt Financing (and/or any substitute or related debt financing transactions), including reasonable assistance with the preparation of customary offering documents, bank information memoranda, securities offering material, prospectuses and other pertinent information (including historical and pro forma financial statements and information) regarding the Company and its Subsidiaries, that Purchaser may reasonable request; provided, that, nothing in this Section 5.07 shall require any such cooperation to the extent that it would (1) require the Company or its Subsidiaries to waive or amend any terms of this Agreement, (2) require the Company or any of its Subsidiaries to (x) agree to pay any commitment or other fee or reimburse any expenses in connection with the Debt Financing prior to the Closing or (y) give any indemnity, pledge any collateral or take any similar action that is not contingent on the Closing, (3) unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries, (4) require any of the Company or its Subsidiaries to take any action that would (v) jeopardize any attorney-client privilege, (w) violate its respective Organizational Documents or certificates of incorporation or bylaws (or comparable documents), (x) violate any applicable Law, (y) other than with respect to the payoff of existing Indebtedness contemplated pursuant to the payoff letters to be delivered pursuant to Section 5.05 (and related Lien release and similar documentation), constitute a material default under, or give rise to any right of termination, cancellation or acceleration of any material right or obligation of the Company or any of its Subsidiaries or to a loss of any material benefit to which the Company or any of its Subsidiaries is entitled under any provision of any material agreement binding upon the Company or any of its Subsidiaries or (z) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (except any Lien on any of their respective assets that becomes effective only upon the Closing), (5) require the Company or any of its Subsidiaries, or their respective directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents or other authorized representatives, to enter into or approve any Debt Financing or other definitive agreement or document related to the Debt Financing that is effective prior to the Closing, (6) result in any directors, officers, employees, counsel, financial advisors, auditors, agents and other authorized representatives of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Debt Financing, or (7) cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise result in any breach of this Agreement by the Company.

(b) The Parent shall promptly reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable and out-of-pocket attorneys’ fees) incurred by the Company and its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries pursuant to Section 5.07(a) (and in no event shall any of such expenses or costs be Transaction Expenses). The Parent shall indemnify, defend and hold harmless the Company and its Subsidiaries, and their authorized representatives, from and against any and all Losses actually suffered by any of them in connection with the Debt Financing and/or the arrangement thereof (including any arising from or relating to the actions and cooperation contemplated by this Section 5.07), except as a result of the bad faith, willful misconduct, or breach of this Agreement by the Company.

(c) Notwithstanding anything to the contrary herein, (i) it is understood and agreed that the Company’s obligations under this Section 5.07 shall be deemed to be satisfied for purposes of the condition precedent set forth in Section 7.01(b), and (ii) the obligations of the Parent and the Merger Sub under this Agreement are not subject to any conditions regarding the ability of the Parent to obtain the Debt Financing prior to the Closing.

5.08 Shareholder Approval and Related Matters.

(a) Promptly after the execution and delivery of this Agreement and in compliance with applicable Law, the Company shall (i) submit to Company Shareholders this Agreement and the transactions contemplated by this Agreement, including the Merger, for approval and adoption by the Company Shareholders and (ii) take all action reasonably necessary to seek the Shareholder Approval, including through a consent of Company Shareholders in compliance with Section 228 of the DGCL within one (1) Business Day following the date of this Agreement.

(b) If the Company receives the Shareholder Approval through a consent of Company Shareholders in accordance with Section 228 of the DGCL (a “Stockholder Written Consent”), the Company shall provide the Parent with a correct and complete copy of the executed Stockholder Written Consent evidencing the Shareholder Approval upon receipt thereof. As promptly as practicable after the Company’s receipt of the Shareholder Approval through the Stockholder Written Consent (but not less than thirty (30) days prior to the Closing), the Company shall (i) comply with its obligations under Section 228(e) and 262 of the DGCL (and Section 1.10 of the Company’s bylaws) with respect to the transactions contemplated by the Merger Agreement, including the Merger and, concurrently therewith, provide the applicable Company Shareholders with an information statement with respect to the Merger, which shall, among other disclosures, include notice of appraisal rights as described in Section 262(d) of the DGCL (the “Information Statement”), and (ii) cooperate with any Company Shareholders that seek to invoke and cause the application of Section 3.4 of that certain Second Amended and Restated Stockholders Agreement, dated as of June 9, 2014, by and among the Company and the Company Shareholders, in connection with the Merger (the “Drag-Along Rights”).

(c) The Company agrees that all materials to be submitted to the Company Shareholders after the execution and delivery of this Agreement in connection with the approval and adoption of the Merger and this Agreement, including all communications described in Section 228(e) and 262 of the DGCL, all communications regarding the Shareholder Approval, the Information Statement, all communications regarding appraisal and similar rights and all communications regarding the Drag-Along Rights (collectively, the “Shareholder

Communication Materials”), shall include information regarding the Company, the terms of the Merger and this Agreement and the Company Recommendation and shall otherwise comply with applicable Law. The Company shall provide the Parent with a reasonable opportunity to review and comment on the Shareholder Communication Materials and incorporate into the Shareholder Communication Materials all reasonable comments that the Parent proposes. Notwithstanding anything to the contrary in this Agreement, the Company shall not include in the Shareholder Communication Materials any information with respect to the Parent the form and content of which has not been approved by the Parent prior to such inclusion.

(d) Prior to the Closing Date, if required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G with respect to any payment or benefit in connection with any of the Contemplated Transactions, as promptly as practicable after the execution and delivery of this Agreement, but no later than two (2) Business Days prior to the Closing Date, the Company shall submit to the voting stockholders (in a manner reasonably satisfactory to the Parent) for execution and approval by such stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any payments or benefits to be provided as a result of or in connection with the Contemplated Transactions that might result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise Tax under Section 4999 of the Code (determined without regard to the exceptions contained in Section 280G(b)(4)) or any corresponding or similar provision of any state, local or foreign Law (together, the “Section 280G Payments”) to an individual who executed a Parachute Payment Waiver (as defined below) or the payment of which is otherwise contingent on such stockholder approval. Any such stockholder approval shall be sought by the Company in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The Company agrees that: (i) in the absence of such stockholder approval, no Section 280G Payments shall be made to an individual who executed a Parachute Payment Waiver; and (ii) promptly after execution of this Agreement, and prior to the submission to the stockholders of the written consent described herein and any related disclosure of the Section 280G Payments, the Company shall use commercially reasonable efforts to seek from each Person who is reasonably expected to receive any Section 280G Payment a waiver, in form and substance satisfactory to Parent (the “Parachute Payment Waivers”) and shall deliver the executed Parachute Payment Waivers to Parent. The form and substance of all stockholder approval documents contemplated by this Section 5.08(c), including the waivers, disclosure statement and written consent, and any mathematical analysis of the Section 280G Payments, shall be subject to the prior review and approval of the Parent (such approval not to be unreasonably withheld, conditioned or delayed). The Company shall provide such documentation and information to Parent for its review and approval prior to soliciting waivers from the “disqualified individuals,” and the Company shall implement all reasonable comments from the Parent thereon. In addition, prior to the Closing, the Company shall provide evidence reasonably satisfactory to the Parent of the outcome of the vote of the stockholders contemplated above.

(e) If the Company becomes aware that the representations and warranties set forth in Section 3.20(c) are or become untrue, the Company shall promptly take all action to cure the inaccuracy or breach.

5.09 Unvested DT Options. Schedule 5.09 lists each Option that has a “double-trigger” feature and absent the action provided for in this Section 5.09, would remain unvested at Closing (a “DT Option”). Prior to the mailing of the Information Statement to the Company Shareholders before the Closing Date, the Board of Directors of the Company shall approve the conversion of, and the Company shall cause the plan administrator of the Company Equity Plan to convert, each DT Option into the right to receive a cash payment upon a Qualifying Termination (as defined in Schedule 5.09) equal to the amount set forth opposite the name of each holder of the DT Options and shall notify each holder of the DT Options of the conversion and that the Parent is not assuming the DT Options, such that, on and after the Closing, the DT Option shall no longer be exercisable for Equity Securities of any Person; provided that such actions shall expressly be conditioned upon the consummation of the Merger and shall be of no force or effect if this Agreement is terminated.

5.10 Capital Structure Updates. If, after the execution and delivery of this Agreement and prior to the Effective Time, (x) any Company Shares are issued as a result of an Optionholder’s exercise an Option listed in Schedule 3.04(c) or as a result of a Company Shareholder’s conversion of shares of Preferred Stock listed in Schedule 3.04(c) or (y) a Company Shareholder transfers any of its Company Shares listed on Schedule 3.04(c), the Company shall provide the Parent with written notice thereof within two (2) Business Days and, in any event, prior to the Closing. The Company shall cooperate to provide the Parent with a correct and complete list of Company Shareholders and related holdings of Company Shares (including stock certificate numbers), and Company Optionholders and related vested in-the-money Options, as of the immediately prior to the Effective Time.

ARTICLE VI

COVENANTS OF THE PARENT

6.01 Access to Books and Records. From and after the Closing until the six (6) year anniversary of the Closing Date and except for (x) information that, if provided, would cause the forfeiture of attorney-client or attorney work product privilege of the Parent or any of its Subsidiaries and (y) information that, in the reasonable opinion of outside legal counsel to the Parent, would be reasonably expected to result in a violation of any Contract, Law or Order, the Parent and the Surviving Company shall provide the Representative and its authorized representatives, during normal business hours and in a manner so as not to unreasonably interfere with the normal business operations of Parent and its Subsidiaries, with reasonable access (for the purpose of examining and copying), during normal business hours, upon reasonable notice, to the books and records of the Group Companies then in their respective possession with respect to periods or occurrences prior to or on the Closing Date (or in connection with indemnification obligations referenced in Section 10.01(f) after the Closing Date as well) to the extent such access is reasonably required in connection with any Action brought by or against a third party or is with respect to the indemnification obligations referenced in Section 10.01(f).

6.02 Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if the Parent becomes aware of, or if there occurs after the date of this Agreement, any fact or condition that constitutes a breach of any representation or warranty made in Article IV or any covenant that, in either case, would cause the conditions set forth in Section 7.02(a) or (b), as applicable, not to be satisfied as of the Closing Date, the Parent shall disclose to the Company such breach.

6.03 Indemnification of Officers and Directors of the Company.

(a) From and after the Closing and notwithstanding any amendment occurring after the Closing without the consent of the applicable D&O Indemnified Party, Parent shall, or shall cause the Surviving Company to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or employee of a Group Company (each, a “D&O Indemnified Party”), in each case, to the same extent that such Persons are indemnified or have the right to advancement of expenses as of the date hereof by the Group Companies pursuant to their respective organizational documents in existence on the date hereof or indemnification agreements of the Company set forth in Schedule 6.03(a).

(b) For a period of six (6) years after the Closing and at all times subject to applicable Law, the Surviving Company shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Group Companies as of the date hereof (provided that the Parent or the Surviving Company may substitute such policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured in any material respect) with respect to claims arising from facts or events that occurred prior to the Closing. Notwithstanding the foregoing, prior to the Closing and in satisfaction of the Parent’s foregoing obligations under this Section 6.03, each of the Parent and the Company, if so elected by the Parent, shall be permitted to purchase (at the Parent’s expense, and without duplication) a six (6) year “tail” prepaid directors’ and officers’ liability insurance policy, effective as of the Closing, providing, for a period of six (6) years after the Closing, the coverage and amounts, and terms and conditions, contemplated by the foregoing sentence of this Section 6.03(b). If the Parent elects to purchase a “tail” directors’ and officers’ liability insurance policy, the Group Companies shall provide reasonable assistance, including by obtaining quotations for such “tail,” and reasonable cooperation in providing any information or documentation necessary for the procurement of such “tail,” as requested by the Parent. From and after the Closing, Parent shall, and shall cause the Group Companies to, continue to honor its obligations (as applicable) under any such insurance procured pursuant to this Section 6.03(b), and shall not take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof.

(c) The Surviving Company or any of its Subsidiaries shall pay all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, that are incurred by the D&O Indemnified Parties in enforcing the indemnity and other obligations set forth in this Section 6.03.

(d) If the Surviving Company or any of its successors or assigns proposes to (i) consolidate with or merge into any other Person and the Surviving Company shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of the Surviving Company shall, from and after the consummation of such transaction, assume the indemnification and other obligations set forth in this Section 6.03.

(e) With respect to any indemnification obligations of the Parent and/or Surviving Company pursuant to this Section 6.03, Parent and the Surviving Company shall be the indemnity of first resort with respect to all indemnification obligations of the Surviving Company pursuant to this Section 6.03 (i.e., their obligations to an applicable D&O Indemnified Party are primary and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or Liabilities incurred by such D&O Indemnified Party are secondary).

(f) The provisions of this Section 6.03 shall survive the consummation of the Merger and the Effective Time and (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party, and his or her heirs and representatives and shall be binding on all successors and assigns of the Parent and the Surviving Company and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

6.04 Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, the Parent and the Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the Closing conditions set forth in Article VII); provided, that such efforts shall not require agreeing to any obligations or accommodations (financial or otherwise) binding on the Parent or any of its Subsidiaries in the event the Closing does not occur.

6.05 Employment and Employee Benefits(a) .

(a) Parent shall, or shall cause an Affiliate of Parent to, provide each Continuing Employee with, during the period commencing on the Closing Date and ending on the one year anniversary of the Closing Date, with base salary or hourly wages, bonus compensation and benefits (excluding any nonqualified retirement or equity-based benefits) substantially comparable, in the aggregate, to those provided by the Group Companies immediately prior to the Closing.

(b) For purposes of eligibility and vesting in any employee benefit plan maintained by Parent or any of its Subsidiaries in which Continuing Employees are eligible to participate following the Closing (the “Parent Plans”), to the extent permitted by the Parent Plans, Parent shall credit each Continuing Employee with his or her years of service with the Group Companies to the same extent as such employee was entitled immediately prior to the Closing to credit for such service under any similar Company Plan (other than for purposes of benefit accrual under any Parent Plan that is a defined benefit pension plan), except where such crediting would result in duplication of benefits. Parent shall use commercially reasonable efforts to (i) not deny Continuing Employees (or any covered dependent thereof) coverage on the basis of pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods, and evidence of insurability requirements to the extent such conditions were waived or satisfied under similar Company Plans immediately prior to the Closing and (ii) credit such Continuing Employees (or a covered dependent thereof) for any deductibles, co insurance, and out of pocket expenses paid on or prior to the Closing Date in satisfying any deductibles, co insurance, and maximum out of pocket expenses in the applicable plan year to which such deductibles and out of pocket expenses relate as if such amounts had been paid in accordance with the applicable Parent Plan, but only to the extent such amounts were taken into account for each such purpose under the Company Plans in which such Continuing Employee (or covered dependent thereof) participated immediately prior to the Closing.

(c) The Parties acknowledge and agree that all provisions contained in this Section 6.05 are included for the sole benefit of the respective Parties and shall not create any right (i) in any other Person, including any employee, officer, independent contractor, former employee or any participant or any beneficiary thereof in any Company Plan or Parent Plan, or (ii) to continued employment with the Group Companies or Parent. After the Closing, notwithstanding the foregoing in this Section 6.06, nothing contained in this Section 6.06 is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of Parent nor shall it interfere with the Parent’s, or any of its Subsidiaries’ right to amend, modify or terminate any Parent Plans or any other employee benefits plan maintained by the Parent or any of its Subsidiaries or to terminate the employment of any employee of Parent or its Subsidiaries for any reason.

6.06 No Financing Contingency. Purchaser acknowledges and agrees that Purchaser’s obligation to consummate the transaction contemplated hereby is not contingent upon Purchaser’s ability to obtain financing, and that the Closing will not be deferred to allow Purchaser time to obtain financing.

6.07 R&W Insurance Policy. If Buyer obtains a Buyer-side Representation and Warranty Insurance Policy (a “R&W Insurance Policy”) it shall provide that the insurer(s) thereunder shall waive any right subrogate or otherwise make or bring any claim or proceeding against Representative, any Securityholder or any of their respective Affiliates (other than the Group Companies) or any past, present or future equity holder, director, manager, member, officer, employee, advisor, agent or representative of any of the foregoing in their capacity as such based upon, arising out of, relating to or resulting from this Agreement or the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement, other than in the case of Fraud against the Person who committed such Fraud, and then only to the extent of such Fraud, and such Persons shall be express third-party beneficiaries of such provision. The Parent shall be solely responsible for all costs to procure, maintain and make claims under any R&W Insurance Policy, including all premiums, retention amounts, taxes, expenses and costs of any nature whatsoever. At the request of the Parent, the Group Companies shall use commercially reasonable efforts to provide reasonable assistance and cooperation, including the provision of any reasonable information and documents requested by the insurer underwriting any R&W Insurance Policy. The obligations of the Parent and the Merger Sub under this Agreement are not subject to any conditions regarding the ability of Parent to obtain any R&W Insurance Policy prior to the Closing.

6.08 Release. Effective as of the Closing, each of Parent and its Subsidiaries (including the Group Companies) and their respective successors and assigns hereby fully and unconditionally releases, acquits and forever discharges the current and former directors and officers of the Company and its Subsidiaries, and the Company Shareholders and their respective current and former directors, officers and employees in their capacity as such, from any and all manner of actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether in law or equity, to the extent arising out of or relating to or accruing from their capacity as directors, officers or stockholders of the Company prior to the Closing; provided, however, that nothing in this Section 6.08 shall be deemed to release, acquit, discharge or waive any rights (a) in respect of Fraud, (b) under any Support Agreement, Letter of Transmittal, Stockholder Written Consent or other Transaction Document or (c) in respect of claims against any Person who is a former or current employee of a Group Company to the extent arising out of such person’s employment by a Group Company.

ARTICLE VII

CONDITIONS TO CLOSING

7.01 Conditions to the Parent’s and the Merger Sub’s Obligations. The obligations of the Parent and the Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger, are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Parent and the Merger Sub in writing) of the following conditions:

(a) (i) The Company Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties of the Company contained in Article III of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedules but without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifiers that may be set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) The Company shall have performed and complied with in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) The Merger shall have been approved and this Agreement shall have been adopted by the affirmative vote of holders of a majority of the votes entitled to be cast with respect to Company Stock in accordance with the DGCL and the Organizational Documents (the “Shareholder Approval”);

(d) The applicable waiting periods or approvals, if any, under the HSR Act shall have expired, been terminated, or otherwise been obtained;

(e) No Governmental Entity of competent authority and jurisdiction shall have issued an Order or enacted a Law that remains in effect and which makes illegal or otherwise prohibits the performance of this Agreement or the consummation of any of the transactions contemplated hereby;

(f) The Company shall have delivered to the Parent each of the following:

(i) a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, certifying, representing and warranting that the conditions specified in Sections 7.01(a), (b) and (g) have been satisfied;

(ii) certified copies of resolutions of the requisite shareholders of the Company for the Shareholder Approval approving the consummation of the transactions contemplated by this Agreement;

(iii) certified copies of resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(iv) a duly executed certificate that satisfies the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) confirming that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code (the “FIRPTA Certificate”) and a notice addressed to the Internal Revenue Service, signed by the Company, that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2) to be submitted by Parent to the Internal Revenue Service as agent for the Company; provided, however, that if the Company fails to deliver the FIRPTA Certificate and the notice described in the foregoing sentence, Parent’s sole remedy shall be to withhold from payments made under this Agreement any withholding required by applicable Law;

(v) the Estimated Closing Statement in accordance with Section 1.07;

(vi) the Certificate of Merger in accordance with Section 2.02(a); and

(vii) the other documents described in Section 5.05;

(g) there shall not have been a Material Adverse Effect which has occurred since the date hereof and is continuing; and

(h) the Escrow Agreement shall have been executed and delivered by the Representative and the Escrow Agent.

If the Closing occurs, all Closing conditions set forth in this Section 7.01 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Parent and the Merger Sub (it being understood the same shall not affect claims in the case of Fraud).

7.02 Conditions to the Company’s Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement, including the Merger, is subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company in writing) of the following conditions:

(a) (i) The Parent Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) at and as of the Closing Date as though made at and as of the Closing Date and (ii) all other representations and warranties of the Parent and the Merger Sub contained in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) has not had, and would not have, a Parent Material Adverse Effect;

(b) The Parent and the Merger Sub shall have performed and complied with in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) The Shareholder Approval shall have been obtained;

(d) The applicable waiting periods or approvals, if any, under the HSR Act shall have expired, been terminated, or otherwise been obtained;

(e) No Governmental Entity of competent authority and jurisdiction shall have issued an Order or enacted a Law that remains in effect and which makes illegal or otherwise prohibits the performance of this Agreement or the consummation of any of the transactions contemplated hereby;

(f) The Parent shall have delivered to the Company each of the following:

(i) a certificate of an authorized officer of the Parent and the Merger Sub in his or her capacity as such, dated as of the Closing Date, stating that the preconditions specified in Sections 7.02(a) and (b) have been satisfied;

(ii) certified copies of resolutions of the requisite holders of the voting shares of the Merger Sub approving the consummation of the transactions contemplated by this Agreement; and

(iii) certified copies of the resolutions duly adopted by the Parent’s board of directors (or its equivalent governing body) and the Merger Sub’s board of directors authorizing the execution, delivery and performance of this Agreement (in each case, which may be redacted to remove any matters not otherwise required by this provision); and

(g) the Escrow Agreement shall have been executed and delivered by the Parent and the Escrow Agent.

If the Closing occurs, all closing conditions set forth in this Section 7.02 that have not been fully satisfied as of the Closing shall be deemed to have been waived by the Company (it being understood the same shall not affect claims in the case of Fraud).

ARTICLE VIII

NON-SURVIVAL

8.01 Non-Survival. None of the representations and warranties of any Party contained in this Agreement shall survive the Closing. None of the covenants of any Party contained in this Agreement that are required to be performed by such Party solely before the Closing shall survive the Closing. Unless otherwise indicated, the covenants and agreements set forth in this Agreement that by their terms are required to be performed, in whole or in part, after the Closing shall survive the Closing until they have been performed or satisfied. The Parent and its Subsidiaries disclaim any right to bring a claim against any of the Securityholders or the Representative for breach or inaccuracy of the representations or warranties of the Company set forth in this Agreement after the Closing (for the avoidance of doubt, excluding a claim for breach or inaccuracy of the representations and warranties expressly set forth in any Support Agreement or any Letter of Transmittal). The Parent and its Subsidiaries shall not avoid such limitation on liability or claims by seeking damages for breach of contract or tort or pursuant to any other theory of liability, all of which are hereby waived. Notwithstanding anything in this Agreement to the contrary, including, for the avoidance of doubt, this Section 8.01, (a) nothing shall relieve any Person from any liability for Fraud; provided, however, that only the Person who commits such Fraud shall be responsible for such Fraud, and (b) nothing shall prohibit, restrict, limit or otherwise affect the ability of the Parent or any of its Subsidiaries (including, for this purpose, the Group Companies) to make claims or otherwise seek recourse under the R&W Insurance Policy.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Parent and the Company;

(b) by the Parent, if any of the representations or warranties of the Company set forth in Article III shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to Closing set forth in either Section 7.01(a) or (b) would not (in the absence of a waiver) be satisfied and, in the case of any breach capable of being cured prior to the Outside Date, the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within the earlier of twenty (20) Business Days after the Company becomes aware of the breach, breaches or failures or the Outside Date; provided, that neither the Parent nor the Merger Sub is then in breach of this Agreement such that the conditions to Closing set forth in either Section 7.02(a) or (b) would not (in the absence of a waiver) be satisfied;

(c) by the Company, if any of the representations or warranties of the Parent or the Merger Sub set forth in Article IV shall not be true and correct, or if the Parent or the Merger Sub has failed to perform any covenant or agreement on the part of the Parent or the Merger Sub, respectively, set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to Closing set forth in either Section 7.02(a) or (b) would not (in the absence of a waiver) be satisfied and, in the case of any breach capable of being cured prior to the Outside Date, the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within the earlier of twenty (20) Business Days after the Parent becomes aware of such breach, breaches or failures or the Outside Date; provided, that the Company is not then in breach of this Agreement such that the conditions to Closing set forth in either Section 7.01(a) or (b) would not (in the absence of a waiver) be satisfied;

(d) by the Parent or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to October 31, 2021 (such date, the “Outside Date”) and the Party seeking to terminate this Agreement pursuant to this Section 9.01(d) shall not have (provided that if such Party is the Parent, neither the Parent nor the Merger Sub shall have) breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date; provided, that if any Party brings any Action pursuant to Section 12.18 to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended pursuant to Section 12.18(b);

(e) by the Parent or the Company if (i) the Merger shall not have been consummated on the date required by Section 2.01, (ii) all of the conditions to the Closing set forth in Article VII would be satisfied or waived at the time of such termination if the Closing were held at the time of such termination (other than conditions that, by their nature, are to be satisfied at the Closing) and (iii) the terminating Party stood ready, willing and able to consummate the Merger on the date required by Section 2.01 and at the time of termination; or

(f) by Parent, if, within one (1) Business Day of the date of this Agreement, the Stockholder Written Consent shall not have been executed by the requisite Company Shareholders so as to constitute and evidence the Shareholder Approval and delivered to Parent.

9.02 Effect of Termination. In the event this Agreement is validly terminated by either the Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than the last two (2) sentences of Section 5.02, this Section 9.02, Section 10.01, Article XI and Article XII hereof, which shall survive the termination of this Agreement (other than the provisions of Section 12.18, which shall terminate)), and there shall be no liability under this Agreement on the part of either the Parent, the Merger Sub, the Company, the Representative or the Securityholders to one another; provided, that no such termination shall relieve any Party hereto from any liability or damages resulting from a willful or intentional breach prior to such termination of any of such Party’s representations, warranties, covenants or agreements set forth in this Agreement or from Fraud. Without limiting the Company’s rights under any other provision of this Agreement (including the Company’s right to specific performance pursuant to Section 12.18), the Company may, on behalf of the Securityholders, petition a court to award damages in connection with any willful or intentional breach by the Parent and/or the Merger Sub of this Agreement. The Company may, additionally, on behalf of the Securityholders, enforce such award and accept damages for such breach. For all purposes of this Agreement, the failure of a Party to consummate the Closing for any reason when required pursuant to the terms of this Agreement after satisfaction or waiver of the conditions set forth in Article VII shall, in each case, be a willful and intentional breach of this Agreement by such Party that (i) is not capable of being cured, (ii) has prevented consummation of the transactions contemplated hereby, and (iii) gives rise to the other Party’s termination right pursuant to Sections 9.01(b), (c) and/or (e) (as applicable). No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE X

ADDITIONAL COVENANTS

10.01 Representative.

(a) Appointment. In addition to the other rights and authority granted to the Representative elsewhere in this Agreement and the Escrow Agreement, upon and by virtue of the approval of the requisite holders of Company Stock of this Agreement, and pursuant to each Letter of Transmittal, all of the Securityholders collectively and irrevocably constitute and appoint the Representative as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents that may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and/or the Escrow Agreement, including: (i) execution of the documents and certificates pursuant to or in connection with this Agreement (including the Escrow Agreement and all documents and certificates pursuant to the Escrow Agreement); (ii) receipt of payments under or pursuant to this Agreement and/or the Escrow Agreement (including the Holdback Amount) and disbursement thereof to the Securityholders and others, as contemplated by this Agreement, the Escrow Agreement and/or an indemnification agreement among the Representative, the Parent and the Merger Sub; (iii) payment of amounts due to the Parent pursuant to Section 1.08 or 1.09; (iv) receipt and forwarding of notices and communications pursuant to this Agreement; (v) administration of the provisions of this Agreement; (vi) giving or agreeing to, on behalf of all or any of the Securityholders, any and all consents, waivers, amendments or modifications deemed by the Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and/or the Escrow Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection herewith and/or therewith, including executing, on behalf of each such Securityholder, any indemnification agreements for the benefit of Parent, the Surviving Company and/or their respective Subsidiaries with respect to any Group Company or the Contemplated Transactions; (vii) amending this Agreement and/or the Escrow Agreement or any of the instruments to be delivered to the Parent and/or the Merger Sub pursuant to this Agreement and/or the Escrow Agreement; (viii) (A) disputing or refraining from disputing, on behalf of each Securityholder relative to any amounts to be received by such Securityholder under this Agreement and/or the Escrow Agreement or any agreements contemplated hereby and thereby, any claim made by the Parent and/or the Merger Sub under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Securityholder, any indemnification claims and any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby (including paying any indemnification obligations out of the Holdback Amount), and (C) executing, on behalf of each such Securityholder, any settlement agreement, release or other document with respect to such dispute or remedy; and (ix) engaging attorneys, accountants, agents or consultants on behalf of the Securityholders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.

(b) Authorization. Notwithstanding Section 10.01(a), in the event that the Representative is of the opinion that it requires further authorization or advice from the Securityholders on any matters concerning this Agreement or any other agreement contemplated hereby, the Representative shall be entitled to seek such further authorization from the Securityholders prior to acting on their behalf. In such event, each Securityholder shall vote in accordance with the pro rata portion of the Merger Consideration paid to such Securityholder in accordance with this Agreement and the authorization of a majority of such Persons shall be binding on all of the Securityholders and shall constitute the authorization of the Securityholders. The appointment of the Representative is coupled with an interest and shall be irrevocable by any Securityholder in any manner or for any reason. This authority granted to the Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Francisco Partners Management LLC hereby accepts its appointment as the initial Representative.

(c) Actions by the Representative; Resignation; Vacancies. The Purchaser, the Merger Sub, the Surviving Company and the Escrow Agent may rely upon any act or omission (including any decision, consent or instruction) of the Representative with respect to the transactions contemplated by this Agreement and/or any other agreement contemplated hereby as being the act or omission (including any decision, consent or instruction) of the Securityholders. The Purchaser, the Merger Sub, the Surviving Company and the Escrow Agent are hereby relieved from any liability to any Person for any acts done by them in accordance with any act or omission (including any decision, consent or instruction) of the Representative. The Representative may resign from its position as Representative at any time by written notice delivered to the Parent and the Securityholders. If there is a vacancy at any time in the position of the Representative for any reason, such vacancy shall be filled by a majority vote in accordance with the method set forth in Section 10.01(b) above.

(d) No Liability. All acts of the Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Securityholders and not of the Representative individually. The Representative shall not be liable to the Company, the Parent or the Merger Sub, solely in its capacity as the Representative, for any liability of a Securityholder in connection with this Agreement. The Representative shall not be liable to the Securityholders, in his or its capacity as the Representative, for any liability of a Securityholder or otherwise, or for any error of judgment, or any act done or step taken or omitted by it in good faith, or for any mistake in fact or Law, or for anything that it may do or refrain from doing in connection with this Agreement except in the case of the Representative’s gross negligence or willful misconduct. The Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability in its capacity as the Representative to the Securityholders and shall be fully protected relative to claims of the Securityholders with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Securityholder, except in respect of amounts received on behalf of the Securityholders.

(e) Indemnification; Expenses. Each Securityholder shall, only to the extent of such Securityholder’s Pro Rata Percentage, indemnify and defend the Representative and hold the Representative harmless against any Loss, damage, cost, Liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Representative and arising out of or in connection with the acceptance, performance or administration of the Representative’s duties under this Agreement. Any expenses or taxable income incurred by the Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Representative but shall be payable by and attributable to the Securityholders based on each such Person’s Pro Rata Percentage. Notwithstanding anything to the contrary in this Agreement, the Representative shall be entitled and is hereby granted the right to set off and deduct, in respect of amounts due to Securityholders, any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Representative in connection with the performance of its duties hereunder from amounts actually delivered to the Representative pursuant to this Agreement (including the Remaining Holdback Amount to be paid to the Securityholders). Additionally, in connection with any unpaid or non-reimbursed expenses and unsatisfied Liabilities incurred by the Representative in connection with the performance of its duties hereunder, the Representative shall be entitled and is hereby granted the right to direct any funds that would otherwise be actually payable to the Securityholders from the Escrow Account or the Remaining Holdback Amount to itself no earlier than the date such payments are actually made. The Representative may also from time to time submit invoices to the Securityholders covering such expenses and Liabilities and, upon the request of any Securityholder, shall provide such Securityholder with an accounting of all expenses and Liabilities paid.

(f) Holdback Amount. The Representative shall have the right to maintain the Holdback Amount, from which the Representative may satisfy any indemnification obligations of the Securityholders with respect to the Contemplated Transactions, as such indemnification obligations are set forth in a written agreement between the Representative (acting on behalf of the Securityholders), the Parent and the Merger Sub (or, after the Effective Time, the Surviving Company). At such time (if any) that a portion of the Holdback Amount is no longer required to be maintained as security for, or the payment of, any such indemnification obligations in accordance with such written agreement (the “Remaining Holdback Amount”), the Representative shall deliver to (i) the Parent (for further distribution directly or indirectly through the Paying Agent to those Company Shareholders that have duly executed and delivered a Letter of Transmittal (and such other documents as required by the Letter of Transmittal) as described in Section 1.04) such Company Shareholders’ respective portion of the Company Shareholder Percentage of the Remaining Holdback Amount and (ii) the Surviving Company (for distribution to the holders of the vested In-the-Money Options pursuant to Section 1.03(b)) the Optionholder Percentage of the Remaining Holdback Amount by wire transfer of immediately available funds to an account designated in writing by the Surviving Company.

10.02 Disclosure Schedules. All Disclosure Schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in this Agreement shall be deemed to have been disclosed with respect to every other section and subsection in this Agreement with respect to which the relevance of such disclosure to such other section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand or narrow the scope of the Company’s, the Parent’s or the Merger Sub’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter relative to a third party, (e) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (f) constitute, or be deemed to constitute, an admission or indication by the Company, the Parent or the Merger Sub that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication to any third party that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

10.03 Regulatory Approvals.

(a) Each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable under applicable antitrust Laws or investment screening Laws to consummate and make effective the Contemplated Transactions, which actions include (i) using reasonable best efforts to obtain as promptly as practicable each consent, permit and order of any Governmental Entity that may be, or become, necessary under applicable antitrust

Laws or investment screening Laws for the consummation of the Contemplated Transactions (collectively, “Governmental Approvals”), (ii) cooperating in determining which filings are required or advisable to obtain the Governmental Approval of, or any exemption by, any Governmental Entity, (iii) furnishing all information and documents required by or advisable under applicable legal requirement in connection with Governmental Approvals of, or filings with, any Governmental Entity, (iv) filing, or causing to be filed, as promptly as practicable following the execution and delivery of this Agreement, applicable notifications with the necessary Governmental Entities, (v) using reasonable best efforts to obtain as promptly as practicable the termination of any waiting period under the HSR Act, foreign direct investment laws or investment screening Laws, and (vi) defending any actions, whether judicial or administrative, under any such Laws challenging this Agreement or the consummation of the Transactions, including seeking to have any Order entered by any court or other Governmental Entity vacated or reversed. In furtherance and not in limitation of the foregoing, each party agrees that it will use its reasonable best efforts to file or cause to be made (A) as promptly as practicable, but in any event no later than fifteen (15) Business Days following the date of this Agreement, any required notification and report forms under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) and (B) as promptly as practicable and advisable (with each party considering in good faith any views or input provided by the other party with respect to the timing thereof).

(b) In connection with, and without limiting, the efforts referenced in Section 10.03(a), the parties shall (i) furnish to the other, and the Company shall cause the Group Companies to furnish to Parent, such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other applicable antitrust Law or investment screening Laws, (ii) permit the other party to review any filing or submission prior to forwarding to the FTC, the DOJ and other Governmental Entities (except where such material is confidential to a party in which case it will be provided, subject to applicable legal requirement, to the other party’s counsel on an “external counsel” basis, and such filings or submissions may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable legal privilege concerns) and accept any reasonable comments made by that other party, (iii) keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entities and comply as promptly as practicable with any such inquiry or request and (iv) agree not to, and the Company shall cause the Group Companies not to, participate in any substantive meeting or discussion, either in person or by telephone or videoconference, with any Governmental Entity in connection with the Contemplated Transactions, unless (A) it consults with the other party in advance and (B) gives the other party or its representatives the opportunity to attend and participate; provided that a party shall not be required to give the other party the opportunity to attend and participate to the extent (1) prohibited by such Governmental Entity or (2) such Governmental Entity requests to communicate exclusively with one party. Whether or not the Contemplated Transactions are consummated, Parent shall be responsible for the payment of all filing fees in connection with obtaining any approvals or making the notifications or filings required pursuant to this Section 10.03.

(c) Further, and without limiting the generality of the rest of this Section 10.03, Parent and the Merger Sub shall use their reasonable best efforts to avoid or eliminate each and every impediment under Governmental Approval or other Law that may be asserted by any Governmental Entity or private party with respect to this Agreement so as to make effective as promptly as practicable the Contemplated Transactions (including to avoid or defend any suit or proceeding), which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date. The steps involved in the preceding sentence shall include, without limitation, (i) defending through litigation on the merits, including appeals, any claim asserted in any court or other proceeding by any party; or (ii) agreeing to take any other action as may be required by a Governmental Entity in order (A) to obtain all necessary consents, approvals and authorizations as soon as reasonably possible, and in any event before the Outside Date, (B) to avoid the entry of, or to have vacated, lifted, dissolved, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect in any Actions and that prohibits, prevents or restricts consummation of the Contemplated Transactions, or (C) to effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date. At the request of the Parent, the Company shall agree to take any action with respect to the Company or any of its Subsidiaries in the two preceding sentences; provided that any such action is conditioned upon (and shall not be completed prior to) the consummation of the Contemplated Transactions. The Parent shall not, and shall cause each of its Affiliates not to, take any action that is intended to or that would reasonably be expected to adversely affect the ability of any of the Parties hereto from obtaining (or cause delay in obtaining) any necessary Government Approvals required for the Contemplated Transactions, from performing its covenants and agreements under this Agreement, or from consummating the Contemplated Transactions as required by this Agreement. Without limiting the foregoing, the Parent shall, and the Parent shall cause its Affiliates to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders, or otherwise, the sale, divestiture, disposition, or license of any assets, properties, products, product lines, services, businesses, or rights of Parent or its Affiliates or, effective as of the Effective Time, the Surviving Company, or their respective Subsidiaries or any interest or interests therein, and (ii) otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets, properties, products, product lines services, or businesses of the Parent or its Affiliates, or effective as of the Effective Time, the Surviving Company or their respective Subsidiaries or any interest or interests therein, in order to avoid the entry of, or to effect the dissolution of, any Order in any Action with respect to any Government Approval, or any impediment under any Governmental Approval, that would otherwise have the effect of preventing the consummation of the Contemplated Transactions.

(d) Except as specifically required by this Agreement, Parent shall not, directly or indirectly, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any Governmental Approval of any Governmental Entity necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period by the Outside Date, (ii) increase the risk of any Governmental Entity entering an order prohibiting the

Contemplated Transactions, or (iii) increase the risk of not being able to remove any such order on appeal or otherwise; provided, however that Parent (directly or indirectly) may take any of the preceding actions so long as the assets acquired or licensed are not, or the Person or business organization or division thereof in which equity is acquired is not, engaged in the sale or development of application software for sale to manufacturers.

10.04 Tax Matters. Parent shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Group Companies) to, make an election under Section 338 of the Code (or any comparable applicable provision of state, local or foreign Tax law) with respect to the transactions contemplated by this Agreement.

ARTICLE XI

DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Principles” means, in accordance with GAAP as in effect at the date of the financial statement to which it refers or, if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Latest Balance Sheet and as utilized in the preparation of the Reference Statement. To the extent the Latest Balance Sheet and/or the Reference Statement are inconsistent with GAAP, the accounting principles, practices, procedures, policies and methods used in the preparation of the Latest Balance Sheet or set forth on the Reference Statement shall control. To the extent that the Latest Balance Sheet is inconsistent with the Reference Statement, the accounting principles, practices, procedures, policies and methods set forth on the Reference Statement shall control. In any event, the Accounting Principles (i) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, and (ii) shall follow the defined terms contained in this Agreement.

“Acquisition Transaction” means any proposal or offer from any Person or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than the Parent and its Subsidiaries, relating to any direct or indirect (i) sale or possible sale or other disposition of all or a material portion of the assets of any Group Company, (ii) sale or possible sale or other disposition of all or any portion of the equity securities of any Group Company, whether such equity securities constitute newly issued or previously outstanding equity securities (other than the issuance of Company Stock upon the exercise of Options existing as of the date of this Agreement), (iii) merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or similar transaction involving any Group Company, or (iv) other transaction that is inconsistent with the transactions contemplated by this Agreement.

“Additional Merger Consideration” means, as of any date of determination, without duplication, any purchase price adjustments arising under Section 1.09(a) payable to the Securityholders, the Remaining Escrow Amount, if any, and the Remaining Holdback Amount, if any.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder and rulings issued with respect thereto.

“Base Consideration” means $2,220,000,000.00.

“Business Day” means a day that is neither a Saturday or Sunday, nor any other day on which banking institutions in San Francisco, California or New York, New York are authorized or obligated by Law to close.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020.

“Cash” means, as of the Reference Time (before taking into account the consummation of the transactions contemplated hereby), cash and cash equivalents of the Group Companies on hand or in bank accounts, including deposits in transit but excluding cash subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Group Companies as of such time, in each case as determined in accordance with the Accounting Principles.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 9, 2014, amended on October 15, 2014, amended May 11, 2015, amended on December 21, 2018, and amended on March 4, 2019.

“Closing Cash Payment” means the Estimated Cash Consideration minus the sum of the Escrow Amount and the Holdback Amount.

“Closing Option Consideration” means, for each vested In-the-Money Option, the amount equal to the product obtained by multiplying (A) the amount by which the Fully-Diluted Per-Share Closing Consideration exceeds the exercise price of such vested In-the-Money Option and (B) the aggregate number of shares of Common Stock subject to such vested In-the-Money Option (rounded down to the nearest whole cent).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Equity Plan” means the Plex Systems Holdings, Inc. Stock Incentive Plan, as amended.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.01, 3.02, 3.03(a), 3.03(c), 3.04, 3.19, 3.20(a) and 3.20(b).

“Company IP” means all Intellectual Property Rights and Technology owned by or purported to be owned by any Group Company.

“Company Plan” means (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (iii) any other employment, severance, deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan, policy, program, agreement or arrangement sponsored, maintained, contributed to, or required to be contributed to by any of the Group Companies for the benefit of any employee of the Group Companies, other than any schemes or arrangements mandated by a government outside of the United States.

“Company Shareholder” means a holder of Company Stock.

“Company Shareholder Percentage” means the quotient of (a) the sum of (i) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time and (ii) the aggregate number of shares of Common Stock for which all of the shares of Preferred Stock issued and outstanding immediately prior to the Effective Time would be converted into if converted immediately prior to the Effective Time divided by (b) the Fully-Diluted Number.

“Contagion Event” means the public outbreak and ongoing effects of a contagious disease, epidemic or pandemic (including COVID-19).

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Continuing Employee” means each employee of a Group Company who is employed as of immediately prior to the Closing Date and who continues in employment with Parent or one of its Affiliates (including, following the Closing, the Group Companies) following the Closing.

“Contract” means any legally binding agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other instrument or obligation to which the party in question is a party, whether oral or written, other than any Company Plan.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants thereof.

“COVID-19 Laws” means (a) Presidential Proclamation 9994 of March 13, 2020 Declaring a National Emergency Concerning the COVID-19 Outbreak, (b) the CARES Act, (c) the Families First Coronavirus Response Act of 2020, (d) Presidential Memorandum of August 8, 2020, Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, 85 FR 49587, (e) H.R. 133 – Consolidated Appropriations Act, 2021, (f) H.R. 1319—American Rescue Plan Act of 2021, Public Law No: 117-2, and (g) any related Laws, Orders, rules, rulings, proclamations, regulations, guidelines or FAQs issued or enacted by a Governmental Authority.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shutdown, closure, sequester or other legal requirement, directive, guideline or recommendation by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES), The Families First Coronavirus Response Act and the American Rescue Plan Act.

“Credit Agreements” means those certain Credit Agreement, dated as of March 27, 2017, by and among Plex Systems, Inc., as the Borrower, Plex Systems Holdings, Inc., as Holdings, and the lenders party thereto from time to time, as Lenders, and PNC Bank, National Association as administrative agent and collateral agent.

“Data Security Requirements” means, collectively, all of the following relating to privacy, confidentiality, security, or security breach notification requirements and applicable to any Group Company, to the conduct of the business of the Group Companies, or to any of the Technology Systems or data owned or held by a Group Company: (i) any Group Company’s rules, policies, and procedures; (ii) all Laws; (iii) Contracts into which a Group Company has entered or by which it is otherwise bound; and (iv) industry standards for the business of the Group Companies.

“Data Center Leases” means those capital lease obligations of the Group Companies that are recognized on the Latest Balance Sheet in accordance with GAAP and are specifically for the lease of equipment physically located in the Group Companies’ four data center locations.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign Laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“Equity Securities” means (a) any partnership interests, (b) any membership or limited liability company interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank National Association or such other entity as the Parent and the Representative agree in writing.

“Estimated Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Estimated Indebtedness, plus (iii) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which Estimated Net Working Capital is less than the Target Net Working Capital Amount, plus (v) the amount of Estimated Cash, minus (vi) the amount of the Estimated Transaction Expenses, plus (vii) the aggregate dollar amount of the exercise prices for all vested In-the-Money Options.

“Excluded Payroll Taxes” means the employer’s share of any Taxes due under Section 3111(a) of the Code in the case of any employee (i) who remains employed by the Group Companies through the Closing Date and (ii) whose wages from the Group Companies for the 2020 Tax year exceeded $142,800.

“Final Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Indebtedness as finally determined pursuant to Section 1.08, plus (iii) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.08 exceeds the Target Net Working Capital Amount, minus (iv) the amount, if any, by which the Net Working Capital as finally determined pursuant to Section 1.08 is less than the Target Net Working Capital Amount, plus (v) the amount of Cash as finally determined pursuant to Section 1.08, minus (vi) the amount of the Transaction Expenses as finally determined pursuant to Section 1.08, plus (vii) the aggregate dollar amount of the exercise prices for all vested In-the-Money Options.

“Fraud” means, with respect to a Person, an actual and intentional misrepresentation of a representation or warranty contained in Article III or Article IV of this Agreement or in a certificate delivered pursuant to Section 7.01(f)(i) or 7.02(f)(i), provided that, (a) such representation or warranty was materially false and misleading at the time such representation or warranty was made, (b) the Person making such representation or warranty had actual knowledge (and not imputed or constructive knowledge) that such representation or warranty was false and misleading when made, (c) such Person had the specific intent to deceive another Person and induce such other Person to enter into this Agreement or consummate the Transactions, as applicable, and (d) such other Person reasonably relied upon such false or inaccurate representation or warranty contained in this Agreement. For the avoidance of doubt, “Fraud” does not include any other form of fraud or misrepresentation (whether reckless, negligent, constructive or otherwise).

“Fully-Diluted Per-Share Additional Consideration” means the quotient of the Additional Merger Consideration divided by the Fully-Diluted Number.

“Fully-Diluted Per-Share Closing Consideration” means quotient of the Closing Cash Payment divided by the Fully-Diluted Number.

“Fully-Diluted Number” means the sum of (i) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, (ii) the aggregate number of shares of Common Stock for which all of the shares of Preferred Stock issued and outstanding immediately prior to the Effective Time would be converted into if converted immediately prior to the Effective Time and (iii) the aggregate number of shares of Common Stock underlying all vested In-the-Money Options issued and outstanding as of immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other (i) government or any governmental, quasi-governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board or commission, (ii) court or tribunal, (iii) judicial or arbitral body (whether public or private), (iv) stock exchange, (v) organization, entity, body or individual exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power, or (vi) department, political subdivision, tribunal or other instrumentality of the foregoing.

“Group Company(ies)” means the Company and each of its direct and indirect Subsidiaries.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Holdback Amount” means $35,000,000.00.

“In-the-Money Option” means an Option with an exercise price that is less than the Fully-Diluted Per-Share Closing Consideration, determined as of immediately prior to the Effective Time.

“Indebtedness” means, as of any particular time with respect to the Group Companies, without duplication, (i) the unpaid principal amount of, accrued interest, prepayment premiums or penalties on all indebtedness of the Group Companies for borrowed money (excluding all intercompany indebtedness between or among the Group Companies), (ii) all obligations of the Group Companies recognized in accordance with GAAP as capital lease obligations under the Data Center Leases, (iii) the settlement amount of all interest rate swap, hedging or similar arrangements, (iv) the amount of any drawn letters of credit or called bank guarantees, (v) any “applicable employment taxes” (as defined in Section 2302 of the CARES Act) unpaid as of the Closing that would have been due on or before the Closing but for Section 2302 of the CARES Act, (vi) “financed charges” consistent with the accruals in the Reference Statement; (vii) “RIF related accruals” consistent with the accruals in the Reference Statement, and (viii) all guarantees in respect of clauses (i) through (vii). Notwithstanding the foregoing, “Indebtedness” shall not include Other Debt-Like Instruments, deferred revenue, or customer advances or deposits. For purposes of Article I of this Agreement, Indebtedness shall mean Indebtedness, as defined above, outstanding as of the Reference Time (but before taking into account the consummation of the transactions contemplated hereby).

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions, royalty agreements, and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property Right or Technology that is used in or necessary for the conduct of the Business as currently conducted to which any Group Company is a party, beneficiary or otherwise bound.

“Intellectual Property Rights” means all intellectual property and industrial property rights, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, under the Laws of any jurisdiction throughout the world, including all rights in the following: (i) patents and patent applications, including continuations, divisional, continuations-in-part, renewals, reexamination, and reissues, utility models, and other industrial property rights; (ii) trademarks, service marks, trade dress, designs, design patents, design registrations, and logos, including common law rights, registrations and applications for registration thereof, together with all of the goodwill associated therewith; (iii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and content found thereon, accounts with Twitter, Facebook and other social media companies, and URLs; (iv) copyrights (registered or unregistered), rights associated with works of authorship (including author, performer, moral and neighboring rights), and registrations and applications for registration thereof; (v) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; and (vi) other proprietary rights in Technology.

“knowledge of the Company” and “the Company’s knowledge” mean the actual knowledge of Bill Berutti, Don Clarke and Kerry Pollak as of the applicable date.

“knowledge of the Parent” and “the Parent’s knowledge” mean the actual knowledge of Blake Moret and Nick Gangestad as of the applicable date.

“Law” means any statute, law (including common law), rule, regulation, judgment, injunction, order, decree or other restriction of any Governmental Entity.

“Liabilities” means all indebtedness, obligations and other liabilities of a Person, contingent or otherwise.

“Liens” means liens, security interests, charges or encumbrances of any kind or nature whatsoever (including any restriction on the right to vote or transfer).

“Losses” means any and all damages, penalties, fines, costs, judgments or amounts paid in settlement, Liabilities, Taxes, losses, expenses and fees, including court costs and attorneys’ and other professionals’ fees and expenses and any other costs of enforcing rights under this Agreement or, as specified therein, a Support Agreement.

“Material Adverse Effect” shall mean any event, change, development or effect or combination of events, changes, developments or effects that has, or would reasonably be expected to have, individually or in the aggregate, (x) a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Group Companies, taken as a whole or (y) an adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement without material delay; provided that, in the case of clause (x), no event, change, development or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been a Material Adverse Effect: (a) any changes in national, international, foreign or domestic economic or political conditions in general (including changes therein after the date of this Agreement), including (i) acts of war, riots, civil unrest, sabotage, terrorism (other than cyberterrorism or cybercrime) or military actions or any escalation or worsening of any of the same, (ii) changes in any financial, debt, credit, capital or banking markets or conditions in general, and (iii) changes in interest, currency or exchange rates or tariffs or any trade wars, (b) any act of God, including any hurricane, flood, tornado, fire, explosion, weather event, earthquake, landslide, other natural disaster, any Contagion Event or other public outbreak of illness or similar public health event (whether human or animal), (c) changes or proposed changes in Laws (or standards, interpretations or enforcement thereof) after the date of this Agreement, whether or not related to a Contagion Event or other public health emergency, (d) changes in GAAP or standards, interpretations or enforcement thereof after the date of this Agreement, (e) changes in the general condition of the industries in which the Group Companies operate, (f) the failure of the Group Companies to meet any internal or published projections, estimates or forecasts of revenues, goals, earnings or other measures of financial or operating performance for any period (for the avoidance of doubt, any underlying cause for any such failure shall not be excluded by this clause (f) unless otherwise excluded by any of the other clauses of this proviso), (g) any effect directly resulting from the announcement, pendency or consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement, including any breach by Parent of any of its obligations under this Agreement or the identity of Parent or its Affiliates, (h) the effect of any action taken or omission to act by Parent with respect to the transactions contemplated by this Agreement, including any communication or disclosure by Parent or any of its Affiliates of its plans or intentions with respect to the Group Companies, including losses or threatened losses of, or any adverse change in the relationship with, employees, customers, suppliers, vendors, resellers, distributors, financing sources, licensors, licensees or others having relationships with the Group Companies directly caused by the same, or (i) the effect of any action taken or omission to act by a Group

Company expressly required by this Agreement or with the written consent (or at the written request) of Parent; provided that to the extent that any event in the foregoing clauses (a)-(e) has a materially disproportionate impact on the Group Companies, taken as a whole, as compared to the adverse impact such event has on other Persons operating in the same industries as the Group Companies operate, then the incremental effect of such event shall be taken into account in determining whether a Material Adverse Effect has occurred. For purposes of Section 7.01(g), if and to the extent, prior to Closing, there occurs an adverse change with respect to items disclosed in the Disclosure Schedule, the extent of such change may be taken into account in determining whether there is or would reasonably be expected to be a Material Adverse Effect, but only the extent of such change may be taken into account in determing whether there is or would reasonably be expected to be a Material Adverse Effect.

“Merger Consideration” means, collectively, the Stock Merger Consideration and the aggregate Option Consideration.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means the current assets of the Company, as of the Reference Time (consisting solely of the line item current asset accounts specified in Exhibit E), minus the current liabilities of the Company, as of the Reference Time (consisting solely of the line item current liability accounts specified in Exhibit E). For the avoidance of doubt, Net Working Capital shall (a) be prepared and calculated in accordance with the Accounting Principles, (b) exclude as assets (but not the use thereof) all income Tax assets and include all current Tax liabilities, and (c) exclude all Cash, Indebtedness and Excluded Payroll Taxes.

“Non-Recourse Party” means, with respect to a Party to this Agreement, any of such Party’s former or current directors, officers, equity holders, controlling persons, Affiliates, employees, agents, representatives, members, managers, and general or limited partners (in their capacity as such).

“Open Source Software” means any software that is (a) that is distributed as free or open source software or under similar licensing or distribution models, including software licensed pursuant to any license that is a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) licensed pursuant to any Reciprocal License, in each case whether or not source code is available or included in such license.

“Option” means an outstanding and unexercised stock option to purchase shares of Common Stock under the Company Equity Plan.

“Option Consideration” means, for each vested In-the-Money Option, the amount equal to the sum of (i) the Closing Option Consideration applicable to such vested In-the-Money Option, and (ii) the product obtained by multiplying (A) the Fully-Diluted Per-Share Additional Consideration by (B) the aggregate number of shares of Common Stock subject to such vested In-the-Money Option (rounded down to the nearest whole cent), less applicable withholding.

“Optionholder Percentage” means the amount, expressed as a percentage, equal to the quotient obtained by dividing (i) the aggregate number of shares of Common Stock underlying all vested In-the-Money Options issued and outstanding as of immediately prior to the Effective Time by (ii) the Fully-Diluted Number.

“Ordinary Course of Business” means the ordinary course of business of the Group Companies, consistent with past practice in light of the circumstances prevailing at the time to the extent such past practice does not violate any applicable Law or Order, provided that any actions or inactions that are reasonably prudent or necessary to mitigate the effects of COVID-19 or to comply with applicable Law or Order in connection with or in response to COVID-19, shall be considered to have been taken in the Ordinary Course of Business.

“Organizational Documents” means the Bylaws of the Company, as amended through the date hereof, and the Certificate of Incorporation, and that certain Second Amended and Restated Stockholders Agreement, dated as of June 9, 2014, by and among Plex Systems Holdings, Inc., as the Company, and its stockholders party thereto, as amended.

“Other Debt-Like Instruments” means (a) undrawn letters of credit, (b) uncalled bank guarantees, (c) non-cancellable purchase commitments, surety bonds and performance bonds, or (d) obligations recognized in accordance with GAAP as capital lease obligations (other than the Data Center Leases).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Parent Fundamental Representations” means the representations and warranties of the Parent set forth in Sections 4.01, 4.02 and 4.06.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereby.

“Permitted Liens” means (i) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Group Companies and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent and that are not, individually or in the aggregate, material; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Realty that are not violated by the current use and operation of the Leased Realty; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Realty that do not materially or unreasonably impair the occupancy or use of the Leased Realty for the purposes for which it is currently used or proposed to be used in connection with the Companies’ and their Subsidiaries’ businesses; (v) public roads and highways; and (vi) matters that would be disclosed by an accurate survey of each parcel of real property.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, or a Governmental Entity or any department, agency or political subdivision thereof.

“Personal Information” means any information that identifies or can be used to identify a person, including, but not limited to, name, physical address, postal address, email address or other online contact information (such as a user name, identifier or screen name), telephone number (including home and mobile telephone number), password, Social Security number, driver’s license number or other government-issued identification number, account number, credit card information, personal financial or healthcare information, personal preferences, and all other personal information and data subject to regulation under any applicable Law.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pro Rata Percentage” means, with respect to any Securityholder, the quotient (expressed as a percentage) obtained by dividing (a) the sum of (i) the aggregate number of shares of Common Stock held by such Securityholder immediately prior to the Effective Time, (ii) the aggregate number of shares of Common Stock for which the shares of Preferred Stock held by such Securityholder immediately prior to the Effective Time would be converted into if converted immediately prior to the Effective Time and (iii) the aggregate number of shares of Common Stock underlying any vested In-the-Money Options held by such Securityholder as of immediately prior to the Effective Time by (b) the Fully Diluted Number.

“Reference Time” means the close of business of the Group Companies on the Closing Date.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Securityholder” means a Company Shareholder or a holder of vested In-the-Money Options.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Net Working Capital Amount” means negative $25,569,000.00.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, escheat, unclaimed property, gross receipts, single business, unincorporated business, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, employment, unemployment, disability, payroll, FICA, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest or penalties (civil or criminal) on or additions to any such taxes, whether disputed or not.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Technology” means all algorithms, application programming interfaces (APIs), apparatuses, databases and data collections, diagrams, inventions, know-how, logos, marks, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, firmware, source code and object code, subroutines, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Support Agreements and any and all certificates, agreements, documents or other instruments to be executed and delivered by any Person in connection with the Contemplated Transactions, any exhibits, attachments or schedules to any of the foregoing and any other written agreement that is expressly identified as a Transaction Document, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

“Transaction Expenses” means, to the extent not paid prior to the Closing Date, (i) all fees and expenses of the Group Companies payable to professionals (including investment bankers, attorneys, accountants and other consultants and advisors) retained by any Group Company that performed services in connection with the Contemplated Transactions, and (ii) all change in control bonus, transaction bonus and similar amounts to be paid to any current or former employee, director or officer of any of the Group Companies pursuant to any Contract to which any of the Group Companies is a party prior to the Effective Time that becomes payable as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, together with the employer-portion of any payroll Taxes relating thereto; provided, that in no event shall “Transaction Expenses” include (a) any of the foregoing payments that are triggered (in whole or in part) by a termination of employment by the Parent that occurs following the Closing or (b) any Excluded Payroll Taxes.

11.02 Other Interpretive Provisions.

(a) Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement shall control.

(b) Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive.

(c) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(d) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(e) Any reference to any particular Code section or Law shall be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

ARTICLE XII

MISCELLANEOUS

12.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any Party or any Affiliate thereof without the joint approval of the Parent and the Representative, except (a) such release or announcement as may be required by Law or any rule or regulation of any national securities exchange on which securities of the releasing Party or its Affiliates are listed, in which case the party required to issue or make the release or announcement shall, to the extent practical, allow (or cause its Affiliate to allow) the other party reasonable time to comment on such release or announcement in advance of such issuance or the making thereof, (b) for such announcements or releases required to be made to comply with Section 10.03 and (c) that nothing contained herein shall limit or restrict the right of the Company, the Parent or any of their respective Affiliates in respect of any Action that may arise or be commenced between the Company, any Securityholder, on the one hand, and the Parent or any Affiliate thereof, on the other hand. Parent shall file one or more current reports on Form 8-K with the Securities and Exchange Commission attaching a copy of this Agreement as an exhibit. Parent will provide the Company with a draft of such Form 8-K for the Company’s review prior to such filing, and shall consider in good faith any comments provided by the Company. Notwithstanding anything herein to the contrary, (i) any Securityholder as of the date hereof that is a private equity or venture capital firm may provide information about the subject matter of this Agreement in connection with fundraising, marketing, informational, transactional or reporting activities at any time in each case to the extent (and only to such extent) that such statements are not inconsistent with the previous press releases, public disclosures or public statements made by the Parties in accordance herewith and (ii) the Parent may make any public statement regarding the transactions contemplated by this Agreement in response to questions from analysts and those attending industry conferences, in each case to the extent (and only to such extent) that such statements are not inconsistent with the previous press releases, public disclosures or public statements made by the Parties in accordance herewith.

12.02 Expenses. Except as otherwise expressly provided herein, each of the Company, the Securityholders, the Parent, the Merger Sub and the Representative shall pay all of their own fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants.

12.03 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by electronic mail, if sent prior to 5:00 p.m. San Francisco, California time, or if sent later, then on the next Business Day, or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows (unless another address has been previously specified in writing by such party):

Notices to the Parent, Surviving Company and/or the Merger Sub:

ROCKWELL AUTOMATION, INC.

1201 South Second Street

Milwaukee, Wisconsin 53204

Attention: Brian Shepherd

                    Senior Vice President, Software & Control

Email: brian.shepherd@rockwellautomation.com

with a copy to (which shall not constitute notice):

ROCKWELL AUTOMATION, INC.

1201 South Second Street

Milwaukee, Wisconsin 53204

Attention: Rebecca House

                    Senior Vice President, Chief People and Legal Officer and

                    Corporate Secretary

Email: rwhouse@ra.rockwell.com

and

FOLEY & LARDNER LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attention: Bryan S. Schultz

Email: brschultz@foley.com

Notices to the Representative:

FRANCISCO PARTNERS MANAGEMENT LLC

One Letterman Drive

Building C—Suite 410

San Francisco, California 94129

Attention: Petri Oksanen and Steve Eisner

email: oksanen@franciscopartners.com; eisner@franciscopartners.com with a copy to (which shall not constitute notice):

PAUL HASTINGS LLP

101 California Street, Forty-Eighth Floor

San Francisco, California 94111

Attention: Michael J. Kennedy

                  Jeffrey C. Wolf

email: mikekennedy@paulhastings.com; jeffwolf@paulhastings.com

Notices to the Company:

PLEX SYSTEMS HOLDINGS, INC.

900 Tower Dr., Suite 1500

Troy, MI 48098

Attention: Chief Financial Officer

Email: dclarke@plex.com

with copies to (before the Closing) (which shall not constitute notice):

PAUL HASTINGS LLP

101 California Street, Forty-Eighth Floor

San Francisco, California 94111

Attention: Michael J. Kennedy

                  Jeffrey C. Wolf

email: mikekennedy@paulhastings.com; jeffwolf@paulhastings.com

12.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Parent, the Merger Sub, the Company or the Representative without the prior written consent of the Parent, the Company (or the Surviving Company following the Closing) and the Representative.

12.05 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.06 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

12.07 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract).

12.08 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed by the Parent, the Company (or the Surviving Company following the Closing) and the Representative; provided, that after the receipt of the Shareholder Approval, no amendment to this Agreement shall be made that by Law requires further approval by the stockholders of the Company without such further approval by such stockholders. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.09 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof in any way, including any data room agreements, bid letters, term sheets, summary issues lists or other agreements.

12.10 Third Party Beneficiaries. Certain provisions of this Agreement are intended for the benefit of, and shall be enforceable by, the Securityholders. Section 6.03 shall be enforceable by the D&O Indemnified Parties. In addition, (a) the Representative shall have the right, but not the obligation, to enforce any rights of the Company (but only prior to the Closing) or the Securityholders under this Agreement, and (b) Paul Hastings LLP (“PH”) shall have the right to enforce its rights under Section 12.19. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under this Agreement or any provision of this Agreement.

12.11 Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.12 Parent Deliveries. The Parent agrees and acknowledges that all documents or other items delivered or made available to Morgan Stanley & Co. LLC, Ernst & Young and Foley & Lardner LLP in their capacity as the Parent’s advisors or representatives shall be deemed to be delivered or made available, as the case may be, to the Parent for all purposes hereunder.

12.13 Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or via electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each such Party forever waives any such defense.

12.14 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) Party, but all such counterparts taken together shall constitute one and the same instrument.

12.15 Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.16 Jurisdiction. Any suit, Action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought before and determined exclusively by the Delaware Court of Chancery of the State of Delaware; provided, that if the Delaware Court of Chancery does not have jurisdiction, any such suit, Action or proceeding shall be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding that is brought in any such court has been brought in an inconvenient forum. Process in any such suit, Action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.03 shall be deemed effective service of process on such Party.

12.17 No Recourse. Notwithstanding any provision of this Agreement, the Parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries that no Non-Recourse Party of a Party to this Agreement shall have any liability under this Agreement (except in the case of Fraud committed by such Person and, for the avoidance of doubt, liabilities of the signatories to a Letter of Transmittal, a Support Agreement or the Stockholder Written Consent arising from such documents).

12.18 Specific Performance.

(a) Each of the Parties acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at Law. Accordingly, the Parties agree that prior to a valid termination of this Agreement in accordance with this Agreement, subject to and without limiting Section 12.18(b) below (if applicable), such non-breaching Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other Party’s obligations hereunder not only by an Action or Actions for damages but also by an Action or Actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives in any such Action (x) any defense that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

(b) To the extent any Party brings any Action, claim, complaint or other proceeding, in each case, before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended to the date that is the fifth (5th) Business Day after the presiding Governmental Entity issues a final Order that is no longer subject to appeal or such later date as may be established by the presiding Governmental Entity.

12.19 Privilege; Conflicts of Interest. Recognizing that PH has acted as legal counsel to certain of the Securityholders and their Affiliates and the Group Companies prior to the Closing, and that PH intends to act as legal counsel to certain of the Securityholders after the Closing, in connection with the Contemplated Transactions, each of the Parent and the Surviving Company (including, for this purpose, on behalf of the Group Companies after the Closing) hereby waives, on its own behalf, and agrees to cause its Subsidiaries to waive, any ethical conflicts that may arise in connection with PH representing any of the Securityholders and/or their respective Affiliates (excluding the Group Companies) after the Closing as such representation may relate to the transactions contemplated herein. In addition, all communications involving attorney-client confidences between any of the Securityholders and their respective Affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Securityholder and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to the files of PH to the extent containing any such attorney-client confidences, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the applicable Securityholders and their respective Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such portion of the files of PH, and none of the Group Companies shall be a holder thereof, (ii) to the extent that such portion of the files of PH in constitute property of the client, only the applicable Securityholders and their respective Affiliates (and not the Group Companies) shall hold such property rights and (iii) except as required by applicable Law, PH shall not have any duty whatsoever to reveal or disclose any such attorney-client communications or such portion of the files of PH to any of the Group Companies by reason of any attorney-client relationship between or among PH and any of the Group Companies. Notwithstanding the foregoing, if a dispute arises between the Parent or any of its Subsidiaries (including any Group Company) and a third party after the Closing, then the Group Companies, to the extent applicable, may assert the attorney-client privilege to prevent disclosure to such third party of such attorney-client communications or files by PH; provided, however, that no Group Company may waive such privilege without the prior written consent of the Representative.

12.20 Further Assurances. From time to time after the date of this Agreement, upon request of any Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the intent and purpose of the Parties under this Agreement and the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger on the day and year first above written.

Company:	PLEX SYSTEMS HOLDINGS, INC.

	By:	/s/ Bill Berutti
	Its:	Chief Executive Officer

Parent:	ROCKWELL AUTOMATION, INC.

	By:	/s/ Blake Moret
	Its:	President and CEO

Merger Sub:	ROCKWELL AUTOMATION US HOLDINGS, INC.

	By:	/s/ Rebecca W. House
	Its:	President

Representative:	FRANCISCO PARTNERS MANAGEMENT LLC solely in its capacity as the Representative

	By:	/s/ Petri Oksanen
	Its:	Manager

[Signature Page to Agreement and Plan of Merger]